Filed pursuant to Rule 424(b)(3)

Registration Statement Number 333-207889

Prospectus

GrowGeneration Corp.

8,011,430 Shares

Common Stock

This prospectus relates to the offer for sale of up to an aggregate of 8,011,430 shares of common stock of GrowGeneration Corp. by the selling stockholders named herein. We are not offering any securities pursuant to this prospectus. The shares of common stock offered by the selling stockholders include 3,355,715 shares of common stock underlying warrants.

We received approval from the OTCQB Market to trade our common stock under the ticker symbol of “GRWG” as of October 19, 2016, and commenced trading on November 11, 2016. There is currently limited trading volume for our common stock and there is no guarantee that any sustained trading market will develop in the future.

Following the effectiveness of the registration statement of which this prospectus forms a part, the sale and distribution of securities offered hereby may be effected in one or more transactions that may take place on the OTC Bulletin Board and/or OTCQB Market, including ordinary brokers’ transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders. See “Plan of Distribution.”

The selling stockholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. Investing in our common stock is highly speculative and involves a significant degree of risk. See “Risk Factors” beginning on page 3 of this prospectus for a discussion of information that should be considered before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 16, 2017.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with information different from or in addition to that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investments.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, we rely on and refer to information and statistics regarding our industry. We obtained this statistical, market and other industry data and forecasts from publicly available information.

PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should read the entire prospectus carefully, including our consolidated financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

When used herein, unless the context requires otherwise, references to the “Company,” “we,” “our” and “us” refer to GrowGeneration Corp., a Colorado corporation, collectively with its wholly-owned subsidiaries, GrowGeneration Pueblo Corp., GrowGeneration California Corp, GrowGeneration Nevada Corp, GrowGeneration Washington Corp and GGen Distribution Corp.

Our Company

General

GrowGeneration’s mission is to become one of the largest retail hydroponic and organic specialty gardening retail outlets in the industry. Today, GrowGeneration owns and operates a chain of  thirteen (13) retail hydroponic/gardening stores, with nine (9) located in the state of Colorado, two (2) in the state of California, one (1) in the state of Nevada and one (1) in the state of Washington. Our plan is to open and operate hydroponic/gardening stores throughout the United States.

Our stores sell thousands of products, such as organic nutrients and soils, advanced lighting technology, state of the art hydroponic and aquaponic equipment, and other products needed to grow indoors and outdoors. Our strategy is to target two distinct verticals; namely (i) commercial growers, and (ii) smaller growers who require a local store to fulfill their daily and weekly growing needs.

GrowGeneration serves a new, yet sophisticated community of commercial and urban cultivators growing specialty crops including organics, greens and plant-based medicines. Unlike the traditional agricultural industry, these cultivators use innovative indoor and outdoor growing techniques to produce specialty crops in highly controlled environments. This enables them to produce crops at higher yields without having to compromise quality, regardless of the season or weather and drought conditions.

Our target market segments include the commercial growers in the cannabis market (Dispensaries, Cultivators, Caregivers), the home cannabis grower and businesses and individuals who grow organically grown herbs and leafy green vegetables.

Sales at our GrowGeneration stores have grown since we organized the business. Our growth has been fueled by frequent and higher dollar transactions from commercial growers, individual home growers and gardeners who grow their own organic foods. We expect to continue to experience significant growth over the next few years, primarily from existing and new stores that we open or acquire. Our growth is likely to come from four distinct channels: establishing new stores in high-value markets, internal growths at existing stores, acquiring existing stores with strong customer bases and strong operating histories and the creation of a business to business e-commerce portal at www.GrowGeneration.com.

1

The Offering

Common Stock Outstanding	14,511,406 shares (1)

Common Stock, including Shares of Common Stock underlying Warrants, Offered by Selling Stockholders	8,011,430 shares (2)

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling stockholders. We would, however, receive proceeds upon the exercise of the warrants held by the selling stockholders which, if such warrants are exercised in full, would be approximately $2,349,000. Proceeds, if any, received from the exercise of such warrants will be used for working capital and general corporate purposes. No assurances can be given that any of such warrants will be exercised.

Quotation of Common Stock:	Our common stock is presently traded on the OTCQB Market under the ticker symbol of “GRWG”. There is currently limited trading volume for our common stock and there is no guarantee that any sustained trading market will develop in the future.

Risk Factors	An investment in our company is highly speculative and involves a significant degree of risk. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

(1)	Excludes: (i) outstanding shares issuable upon exercise of options to purchase 1,922,000 shares of our common stock, as of June 13, 2017, of which 1,872,000 options at an exercise price of $0.60 per share (or $.66 per share for our officers and directors with respect to the first $100,000 of options granted to each of them as Incentive Stock Options) and 50,000 options at $1.80 per share, that were issued under our 2014 Equity Incentive Plan; (ii) 1,665,000 warrants issued to investors in the 2015 Private Placement (out of a total of 2,465,001 warrants issued in the 2015 Private Placement, 800,001 warrants have been exercised as of the date of this filing), 442,857 warrants issued to investors in the April 2016 Private Placement (out of a total of 890,714 warrants issued in the 2015 Private Placement, 447,857 warrants have been exercised as of the date of this filing), each exercisable into one share of our common stock at a price of $.70 per warrant; (iii) 850,000 warrants issued to investors in the September 2016 Private Placement (out of a total of 1,000,000 warrants issued in the September 2016 Private Placement, 150,000 warrants have been exercised as of the date of this filing), each exercisable into one share of our common stock at a price of $.70 per warrant; and (iv) 127,800 warrants issued to the Placement Agent in the 2015 Private Placement at an exercise price of $.70 per share (out of a total of 142,800 warrants issued to the Placement Agent in this offering, 15,000 warrants have been exercised as of the date of this filing), , 50,000 Warrants issued to the Placement Agent in the April 2016 Private Placement at an exercise price of $.70 per share, 31,500 warrants issued to the Placement Agent in the September 2016 Private Placement at an exercise price of $.70 per share, 75,000 warrants issued to the placement agent in a private offering in May 2017 at an exercise price of $2 per share, and 75,000 warrants issued to the placement agent in a private offering in May 2017 at an exercise price of $2.75 per share.

(2)	Includes: (i) 4,655,715 shares of our common stock being sold by Investors; and (ii) 3,355,715 shares of our common stock underlying the Investor Warrants, which have an exercise price of $.70 per share. Since the original Effective Date of our Registration Statement, a certain number of shares of common stock registered hereunder have been sold and a certain number of Investor Warrants have been exercised. The total of 8,011,430 shares referenced throughout this filing has not been updated to reflect such sales and exercises. Reference is made to note (1) above for specific details on the number of Investor Warrants that have been exercised.

2

RISK FACTORS

An investment in our common stock is speculative and illiquid and involves a high degree of risk, including the risk of a loss of your entire investment. You should carefully consider the risks and uncertainties described below and the other information contained in this prospectus before purchasing shares of our common stock. If any of the following risks actually materialize, our business, financial condition, prospects and/or operations could suffer. In such event, the value of our common stock could decline, and you could lose all or a substantial portion of the money that you pay for our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” which include information relating to future events, future financial performance, financial projections, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	our limited operating history;

●	our current and future capital requirements to support our efforts to open or acquire new retail locations;

●	our dependence on consumer interest in growing crops with the equipment, soil and nutrients that we offer;

●	our dependence on third-parties to manufacture and sell us inventory;

●	our ability to maintain or protect the validity of our intellectual property;

●	our ability to retain key executive members;

●	our ability to internally develop products and intellectual property;

●	interpretations of current laws and the passages of future laws;

●	acceptance of our business model by investors;

●	the accuracy of our estimates regarding expenses and capital requirements; and

●	our ability to adequately support growth.

All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus.

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We have a limited operating history on which to evaluate our business or base an investment decision.

Our business prospects are difficult to predict because of our limited operating history and unproven business strategy. We acquired 4 stores called “Pueblo Organics and Hydroponics” in 2014 and opened our Conifer, Trinidad and Colorado Springs, and our Santa Rosa, California stores in 2015, opened our Denver, Fairplay, Castle Rock and Las Vegas stores in 2016 and opened our Denver South, San Bernardino and Seattle stores in 2017. Accordingly, our operation of these stores has been limited. If we are unable to manage these stores as well as others that we open or acquire, our business is unlikely to succeed. Our business should be viewed in light of these risks, challenges and uncertainties.

We face intense competition that could prohibit us from developing or increasing our customer base and generating revenue.

The industry  within which we compete is highly competitive. We compete with companies that have greater capital resources, facilities and diversity of product lines. We compete in the specialty gardening industry, selling hydroponic and organic nutrients, soils and other gardening related products. Additionally, if demand for our hydroponic growing equipment and products continues to grow , we expect many new competitors to enter the market, as there are no significant barriers to retail sales of hydroponic growing equipment and related gardening products. More established gardening companies with much greater financial resources which do not currently compete with us may be able to easily adapt their existing operations to sales of hydroponic growing equipment. Due to this competition, there is no assurance that we will not encounter difficulties in generating or increasing revenues and capturing market share. In addition, increased competition may lead to reduced prices and/or margins for products we sell. Our competitors may also introduce new hydroponic growing equipment, manufacturers may sell equipment direct to consumers, and our distributers could cease sales of product to us.

If we need additional capital to fund our operations, we may not be able to obtain sufficient capital and may be forced to limit the scope of our operations.

If adequate additional financing is not available on reasonable terms, we may not be able to expand our retail or online operations and we may be forced to modify our business plans accordingly. There is no assurance that additional financing will be available to us. In connection with our growth strategies, we may experience increased capital needs and accordingly, we may not have sufficient capital to fund our future operations without additional capital investments. Our capital needs will depend on numerous factors, including (i) our profitability; (ii) the release of competitive products by our competition; (iii) the level of our investment in sales and marketing; and (iv) new store openings and or acquisitions. We cannot assure you that we will be able to obtain capital in the future to meet our needs. If we cannot obtain additional funding, we may be required to: (i) limit our expansion; (ii) limit our marketing efforts; and (iii) decrease or eliminate capital expenditures. Such reductions could materially adversely affect our business and our ability to compete. Moreover, even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are favorable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

Our business depends substantially on the continuing efforts of our executive officers and our business may be severely disrupted if we lose their services.

Our future success depends substantially on the continued services of our executive officers, especially our Chief Executive Officer, Darren Lampert, our President, Michael Salaman, our Chief Financial Officer and Secretary, Monty Lamirato, and our Chief Operating Officer, Joe Prinzivalli. We do not maintain key man life insurance on any of our executive officers and directors. If one or more of our executive officers are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all. Therefore, our business may be severely disrupted, and we may incur additional expenses to recruit and retain new officers.

If we are not successful in attracting and retaining highly qualified personnel, we may not be able to successfully implement our business strategy.

Our ability to compete in the highly competitive hydroponics and gardening industry depends in large part upon our ability to attract highly qualified managerial and sales personnel. In order to induce valuable employees to come and work for us or to remain with us, we intend to provide employees with stock options that vest over time. The value to employees of stock options that vest over time will be significantly affected by movements in our stock price that we will not be able to control and may at any time be insufficient to counteract more lucrative offers from other companies. Our success also depends on our ability to continue to attract, retain and motivate highly skilled junior, mid-level, and senior personnel.

4

In order to increase our sales and marketing infrastructure, we will need to grow the size of our organization, and we may experience difficulties in managing this growth.

As we continue to work to open and/or acquire additional retail store locations, we will need to expand the size of our employee base for managerial, operational, sales, marketing, financial and other resources. Future growth would impose significant added responsibilities on members of management, including the need to identify, recruit, maintain, motivate and integrate additional employees. In addition, our management may have to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. Our future financial performance and our ability to continue to grow our operation and compete in the hydroponics industry effectively will depend, in part, on our ability to effectively manage any future growth.

Litigation may adversely affect our business, financial condition and results of operations.

From time to time in the normal course of our business operations, we may become subject to litigation that may result in liability material to our financial statements as a whole or may negatively affect our operating results if changes to our business operation are required. The cost to defend such litigation may be significant and may require a diversion of our resources. There also may be adverse publicity associated with litigation that could negatively affect customer perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. As a result, litigation may adversely affect our business, financial condition and results of operations.

We may not obtain insurance coverage to adequately cover all significant risk exposures.

We will be exposed to liabilities that are unique to the products we provide. We currently maintain only premises insurance and there can be no assurance that we will acquire or maintain insurance for certain risks, that the amount of our insurance coverage will be adequate to cover all claims or liabilities, or that we will not be forced to bear substantial costs resulting from risks and uncertainties of business. It is also not possible to obtain insurance to protect against all operational risks and liabilities. The failure to obtain adequate insurance coverage on terms favorable to us, or at all, could have a material adverse effect on our business, financial condition and results of operations.

Federal practices could change with respect to providers of equipment potentially usable by participants in the medical cannabis industry, which could adversely impact us.

Cannabis growers utilize various products that we offer for sale. While we are not aware of any threatened or current federal or state law enforcement actions against any retailer of hydroponic equipment that might be used for cannabis growing or use we have heard that a number of years ago, law enforcement authorities did initiate raids at some retail stores where operators evidently knew they were selling hydroponic equipment directly to customers who indicated they intended to use it for the cultivation of recreational cannabis. Those raids took place in a different legal landscape, well before the legalization of medical or recreational cannabis by any state. We are unaware of any threatened or actual law enforcement activity, ever, against manufacturers or retailers of supplies marketed for usage by participants in the emerging cannabis industry.

A theoretical risk exists that our activities could be deemed to be facilitating the selling or distribution of cannabis in violation of the Federal Controlled Substances Act, or to constitute aiding or abetting, or being an accessory to, a violation of that Act. We believe, however, that such a risk is relatively low. Federal authorities have not focused their resources on such tangential or secondary violations of the Act, nor have they threatened to do so, with respect to the sale of equipment that might be used by cannabis gardeners, or with respect to any supplies marketed to participants in the emerging medical cannabis industry. We are unaware of such a broad application of the Controlled Substances Act by federal authorities, and we believe that such an attempted application would be unprecedented.

5

If the federal government were to change its practices, or were to expend its resources attacking providers of equipment that could be usable by participants in the medical or recreational cannabis industry, such action could have a materially adverse effect on our operations, our customers, or the sales of our products.

Continued federal intervention in certain segments of the cannabis industry is disruptive to the industry, and may have a negative impact on us.

Our products are sold to growers of various crops, including cannabis, and we expect the number of gardeners or cannabis users buying our products to remain relatively unaffected despite federal interference in some segments of the cannabis industry. Although we expect minimal impact on the Company from any federal government crackdown on cannabis providers, the disruption to the cannabis industry could cause some potential customers to be more reluctant to invest in growing equipment, including equipment we sell. Moreover, the federal government’s tactics may change or have unforeseen effects, which could be detrimental to our business.

There can be no assurance that our intended operations will not violate state or federal law.

We have not requested or obtained any opinion of counsel or ruling from any authority to determine if our intended operations are in compliance with or violate any state or federal laws or whether we are assisting others to violate a state or federal law. In the event that our intended operations are deemed to violate any laws or if we are deemed to be others to violate a state or federal law, we could have liability that could cause us to modify or cease our operations.

Our 2014, 2015, 2016 and 2017 Private Placements were made pursuant to an exemption from registration.

Our private placements in 2014, 2015, 2016 and 2017 were made in reliance upon the so-called "private placement" exemption from registration with the Securities and Exchange Commission (the “SEC”) provided by Sections 4(a)(2) of the 1933 Securities Act, by Regulation D, Rule 506 adopted there under, and the exemptions from registration provided by the Blue Sky laws of states in which our securities are offered. However, reliance upon these exemptions is highly technical and should not be viewed as a guarantee that such exemptions are indeed available. If for any reason the private placement exemption is not available for the private placements and no other exemption from registration is found to be available, the sale of the securities in such Private Placements would be deemed to have been made in violation of the applicable laws, thus requiring registration of those securities. As a remedy for such a violation, each investor would have the right to rescind its purchase and to have its full investment returned. If an investor requests return of its investment, it is possible that funds would not be available to us for that purpose, and that liquidation of us may be required. Any refunds made would reduce funds available to us for our operations. A significant number of requests for rescission would probably leave us without funds sufficient to respond to such requests or to proceed successfully with its activities.

There are a significant number of shares of common stock eligible for sale, which could depress the market price of such shares.

This Prospectus covers the resale of 8,011,430 shares of our common stock, which includes 4,655,715 shares of common stock being sold by Investors and 3,355,715 shares of common stock underlying the Investor Warrants with an exercise price of $0.70 per share, available for sale in the public market. The availability of such a large number of shares of common stock for sale in the public market could harm the market price of the stock. Further, shares may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect as well.

The offering price of our shares and the exercise price of our warrants have been determined on an arbitrary basis.

The Offering price of the units which consisted of shares of common stock and warrants that we sold prior to the date of this Prospectus and the exercise price of the warrants were determined by us on an arbitrary basis and bear no relationship to earnings, asset values, book value or any other recognized criteria of value. Neither the price at which we have sold our shares nor the exercise price of our warrants should be viewed as an indication of the value of those securities.

6

If product liability lawsuits are brought against us, we may incur substantial liabilities.

We face a potential risk of product liability as a result of any of the products that we offer for sale. For example, we may be sued if any product we sell allegedly causes injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability and a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

●	decreased demand for products that we may offer for sale;

●	injury to our reputation;

●	costs to defend the related litigation;

●	a diversion of management's time and our resources;

●	substantial monetary awards to trial participants or patients;

●	product recalls, withdrawals or labeling, marketing or promotional restrictions;

●	a decline in our stock price.

Our inability to obtain and retain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of products we develop. We do not maintain any product liability insurance. Even if we obtain product liability insurance in the future, we may have to pay amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts.

We may acquire businesses or products, or form strategic alliances, in the future, and we may not realize the benefits of such acquisitions.

We may acquire additional businesses or products, form strategic alliances or create joint ventures with third parties that we believe will complement or augment our existing business. If we acquire businesses with promising markets or products, we may not be able to realize the benefit of acquiring such businesses if we are unable to successfully integrate them with our existing operations and company culture. We may encounter numerous difficulties in developing, manufacturing and/or marketing any new products resulting from a strategic alliance or acquisition that delay or prevent us from realizing their expected benefits or enhancing our business. We cannot assure you that, following any such acquisition, we will achieve the expected synergies to justify the transaction.

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Risks Related to Our Common Stock

Our officers and directors will control our company for the foreseeable future, including the outcome of matters requiring stockholder approval.

Our founders, officers and directors collectively beneficially own approximately 47.10% of our outstanding shares of Common Stock on a primary basis. As a result, such individuals acting together will have the ability to exert significant influence on the election of our directors and the outcome of corporate actions requiring stockholder approval, such as: (i) a merger or a sale of our company, (ii) a sale of all or substantially all of our assets, and (iii) amendments to our articles of incorporation and bylaws. This concentration of voting power and control could have a significant effect in delaying, deferring or preventing an action that might otherwise be beneficial to our other stockholders and be disadvantageous to our stockholders with interests different from those entities and individuals. Certain of these individuals also have significant control over our business, policies and affairs as officers or directors of our company. Therefore, you should not invest in reliance on your ability to have any control over our company. See “Principal Stockholders.”

An investment in our company should be considered illiquid.

An investment in our company requires a long-term commitment, with no certainty of return. Because we do not plan to become an SEC reporting company by the traditional means of conducting an initial public offering of our common stock, we may be unable to establish a liquid market for our common stock. Moreover, we do not expect security analysts of brokerage firms to provide coverage of our company in the near future. In addition, investment banks may be less likely to agree to underwrite primary or secondary offerings on behalf of our company or its stockholders in the future than they would if we were to become a public reporting company by means of an initial public offering of common stock. If all or any of the foregoing risks occur, it would have a material adverse effect on our company.

Limited public market for our common stock currently exists, and an active trading market may not develop or be sustained.

As we are in our early stages, an investment in our company will likely require a long-term commitment, with no certainty of return. The Company was recently approved to start trading its Common Stock on the OTCQB Marketplace as of October 19, 2016, and commenced trading on November 11, 2016. There is currently is a limited public market for our Common Stock and there is no guarantee that any sustained trading market will develop in the near future or at all. In the absence of an active trading market:

●	investors may have difficulty buying and selling or obtaining market quotations;

●	market visibility for shares of our common stock may be limited; and

●	a lack of visibility for shares of our common stock may have a depressive effect on the market price for shares of our common stock.

The OTCQB Marketplace is a relatively unorganized, inter-dealer, over-the-counter market that provides significantly less liquidity than NASDAQ or the NYSE MKT (formerly known as the NYSE AMEX). The market for our Common Stock may be illiquid and you may be unable to dispose of your shares of Common Stock at desirable prices or at all. Moreover, there is a risk that our Common Stock could be delisted from the OTCQB Marketplace, in which case it might be listed on the so called “Pink Sheets”, which is even more illiquid than the OTCQB Marketplace.

The lack of an active market impairs your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire additional intellectual property assets by using our shares as consideration.

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The market price of our common stock may be significantly volatile.

The market price for our common stock may be volatile and subject to wide fluctuations in response to factors including the following:

●	actual or anticipated fluctuations in our quarterly or annual operating results;

●	changes in financial or operational estimates or projections;

●	conditions in markets generally;

●	changes in the economic performance or market valuations of companies similar to ours; and

●	general economic or political conditions in the United States or elsewhere.

The securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of shares of our common stock.

The registration for resale of a significant portion of our outstanding shares of common stock in this registration statement may have a depressive effect on our stock price.

We are registering for resale 4,655,715 shares of our common stock plus 3,355,715 shares of common stock underlying outstanding warrants. If our existing stockholders sell substantial amounts of our common stock in the public market, or if the public perceives that such sales could occur, this could have an adverse impact on the market price of our common stock, even if there is no relationship between such sales and the performance of our business.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The OTCBB and OTCQB Market do not meet such requirements and if the price of our common stock is less than $5.00, our common stock will be deemed penny stocks. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that prior to effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stock holders may have difficulty selling their shares.

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FINRA sales practice requirements may also limit your ability to buy and sell our common stock, which could depress the price of our shares.

FINRA rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares, and thereby depress our share price.

You may face significant restrictions on the resale of your shares due to state “blue sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which (1) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration, and (2) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. The applicable broker-dealer must also be registered in that state.

We do not know whether our securities will be registered or exempt from registration under the laws of any state. A determination regarding registration will be made by those broker-dealers, if any, who agree to serve as market makers for our common stock. We have not yet applied to have our securities registered in any state and will not do so until we receive expressions of interest from investors resident in specific states after they have viewed this prospectus. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. You should therefore consider the resale market for our common stock to be limited, as you may be unable to resell your shares without the significant expense of state registration or qualification.

The shares you purchase in this offering may experience substantial dilution by exercises of outstanding warrants and options.

As of June 13, 2017, we had outstanding warrants to purchase an aggregate of 5,242,157 shares of our common stock at various exercise prices at $0.70, $2 and $2.75, and options to purchase an aggregate of 1,922,000 shares of our common stock, of which 1,872,000 options at an exercise price of $.60 per share (the first $100,000 of options granted to each of our officers and directors may be deemed to be incentive stock options and are exercisable at a price of $.66 per share; the balance of the options owned by such persons may be deemed to be non-qualified options and are exercisable at a price of $.60 per share) and 50,000 options at $1.80 per share. The exercise of such outstanding options and warrants will result in substantial dilution of your investment. In addition, you may experience additional dilution if we issue common stock in the future. As a result of this dilution, you may receive significantly less than the full purchase price you paid for the shares in the event of liquidation.

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We are an “emerging growth company,” and will be able take advantage of reduced disclosure requirements applicable to “emerging growth companies,” which could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act, and, for as long as we continue to be an “emerging growth company,” we intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and our stock price may be more volatile.

We will incur significantly increased costs and devote substantial management time as a result of operating as a public company particularly after we are no longer an “emerging growth company.”

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. For example, we will be required to comply with certain of the requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations subsequently implemented by the Securities and Exchange Commission, including the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. We expect that compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time consuming and costly. In addition, we expect that our management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. We are just beginning the process of compiling the system and processing documentation needed to comply with such requirements.  We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. In that regard, we currently do not have an internal audit function, and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge.

However, for as long as we remain an “emerging growth company” as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We intend to take advantage of these reporting exemptions until we are no longer an “emerging growth company.”

Under the JOBS Act, “emerging growth companies” can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not “emerging growth companies.”

After we are no longer an “emerging growth company,” we expect to incur additional management time and cost to comply with the more stringent reporting requirements applicable to companies that are deemed accelerated filers or large accelerated filers, including complying with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act.

We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs.

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There may be limitations on the effectiveness of our internal controls, and a failure of our control systems to prevent error or fraud may materially harm our company.

Proper systems of internal controls over financial accounting and disclosure are critical to the operation of a public company. As we are a start-up company, we are at the very early stages of establishing, and we may be unable to effectively establish such systems, especially in light of the fact that we expect to operate as a publicly reporting company. This would leave us without the ability to reliably assimilate and compile financial information about our company and significantly impair our ability to prevent error and detect fraud, all of which would have a negative impact on our company from many perspectives.

Moreover, we do not expect that disclosure controls or internal control over financial reporting, even if established, will prevent all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Failure of our control systems to prevent error or fraud could materially adversely impact us.

We may be unable to complete our analysis of our internal controls over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in our company and, as a result, the value of our common stock.

We may be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by our management on, among other things, the effectiveness of our internal control over financial reporting for the first fiscal year beginning after the effective date of the registration statement of which this prospectus is a part. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting, as well as a statement that our independent registered public accounting firm has issued an opinion on our internal control over financial reporting.

If we are unable to assert that our internal control over financial reporting is effective, or, if applicable, our independent registered public accounting firm is unable to express an opinion on the effectiveness of our internal controls, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our common stock to decline, and we may be subject to investigation or sanctions by the SEC. We will also be required to disclose changes made in our internal control and procedures on a quarterly basis.

However, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company” as defined in the recently enacted JOBS Act, if we take advantage (as we expect to do) of the exemptions contained in the JOBS Act. We will remain an “emerging growth company” for up to five years, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 30.

At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating. Our remediation efforts may not enable us to avoid a material weakness in our internal control over financial reporting in the future. Any of the foregoing occurrences, should they come to pass, could negatively impact the public perception of our company, which could have a negative impact on our stock price.

We do not currently intend to pay dividends on our common stock in the foreseeable future, and consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have never declared or paid cash dividends on our common stock and do not anticipate paying any cash dividends to holders of our common stock in the foreseeable future. Consequently, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.

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Upon dissolution of our company, you may not recoup all or any portion of your investment.

In the event of a liquidation, dissolution or winding-up of our company, whether voluntary or involuntary, the proceeds and/or assets of our company remaining after giving effect to such transaction, and the payment of all of our debts and liabilities will be distributed to the stockholders of common stock on a pro rata basis. There can be no assurance that we will have available assets to pay to the holders of common stock, or any amounts, upon such a liquidation, dissolution or winding-up of our Company. In this event, you could lose some or all of your investment.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common stock by the selling stockholders named in this prospectus. All proceeds from the sale of the common stock will be paid directly to the selling stockholders.

We would, however, receive proceeds upon the exercise of the warrants held by the selling stockholders which, if such warrants are exercised in full would be approximately $2,349,000. Proceeds, if any, received from the exercise of such warrants will be used for working capital and general corporate purposes. No assurances can be given that any of such warrants will be exercised.

DIVIDEND POLICY

We have never paid any cash dividends on our common stock. We anticipate that we will retain funds and future earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors deems relevant. In addition, the terms of any future debt or credit financings may preclude us from paying dividends.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with our financial statements and the related notes and the other financial information included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly those under "Risk Factors." Dollars in tabular format are presented in thousands, except per share data, or otherwise indicated.

OVERVIEW

GrowGeneration’s mission is to become one of the largest retail hydroponic and organic specialty gardening retail outlets in the industry. Today, GrowGeneration owns and operates a chain of thirteen (13) retail hydroponic/gardening stores, with nine (9) located in the state of Colorado, two (2) in the state of California, one (1) in the state of Nevada and one (1) in the state of Washington. Our plan is to open and operate hydroponic/gardening stores throughout the United States.

Our stores sell thousands of products, such as organic nutrients and soils, advanced lighting technology, state of the art hydroponic and aquaponic equipment, and other products needed to grow indoors and outdoors. Our strategy is to target two distinct verticals; namely (i) commercial growers, and (ii) smaller growers who require a local store to fulfill their daily and weekly growing needs.

GrowGeneration serves a new, yet sophisticated community of commercial and urban cultivators growing specialty crops including organics, greens and plant-based medicines. Unlike the traditional agricultural industry, these cultivators use innovative indoor and outdoor growing techniques to produce specialty crops in highly controlled environments. This enables them to produce crops at higher yields without having to compromise quality, regardless of the season or weather and drought conditions.

Our target market segments include the commercial growers in the cannabis market (Dispensaries, Cultivators, Caregivers), the home cannabis grower and to businesses and individuals who grow organically grown herbs and leafy green vegetables.

Sales at our GrowGeneration stores have grown since we organized the business. Our growth has been fueled by frequent and higher dollar transactions from commercial growers, individual home growers and gardeners who grow their own organic foods. We expect to continue to experience significant growth over the next few years, primarily from existing and new stores that we open or acquire. Our growth is likely to come from four distinct channels: establishing new stores in high-value markets, internal growths at existing stores, acquiring existing stores with strong customer bases and strong operating histories and the creation of a business to business e-commerce portal at www.GrowGeneration.com.

On February 15, 2015, we opened our first non-acquired GrowGeneration store in Trinidad, Colorado. This store is 3,000 square feet and was initially stocked with $100,000 in inventory. Our lease obligation is $1,000 per month for the next 3 years.

In April 2015, we acquired approximately $30,000 of inventory at cost from Green Growers, Inc., a retail store located in Canon City, Colorado. In connection therewith, we engaged the CEO of Green Growers, Inc. as a sales consultant for a period of two years. We pay this individual a base fee of $1,200 per month during the first year and $600 per month during the second year of his consulting agreement, together with incentive compensation for any new business he generates, in an amount equal to 25% of the gross profit on all such business. We also issued this consultant 10,000 three (3) year options, exercisable at a price of $.60 per share, as additional compensation under his consulting agreement.

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In June 2015, we acquired approximately $68,000 of inventory at cost from Happy Grow Lucky, Inc., a retail store located in Conifer, Colorado. In connection therewith, we engaged the 2 principals as sales consultants for a period of one year. We will pay each sales consultant $420 per month, together with incentive compensation for any new business they generate, in an amount equal to 25% of the gross profit of such business. In addition, we executed a new 3 year lease for the premises in Conifer, Colorado. at a rate of $2,400 per month.

On September 1, 2015, we signed a 5 year lease, at a rate of $3,780 to open our Colorado Springs, Colorado store.

On October 28, 2015, we purchase approximately $169,000 of inventory, at cost, from Sweet Leaf Hydroponics Inc., a retail store located in Santa Rosa, California. In connection therewith, we also acquired some equipment from the seller for $25,000. We have entered into a one-year agreement with one of the principals to act as a sales consultant for us for a period of one year, at a cost of $1,000 per month. We executed a two year lease with the landlord of Sweet Leaf Hydroponics Inc. for $5,300 per month through December 2017. We also issued this consultant 25,000 three (3) year options, exercisable at a price of $.60 per share, as additional compensation under his consulting agreement.

On November 28, 2015, the Company acquired $35,000 of inventory of Greenhouse Tech Inc., a retail store located in Colorado. The Company engaged the principal of Greenhouse Tech as a sales consultant for 1 year, at $13 per hour and 20% of the gross profits on all sales generated by sales consultant.

On March 1, 2016, we signed a 3 year lease, at a rate of $3,650 for the first year, 4,498 square feet, located in Denver, Colorado.

On July 15, 2016, the Company entered into a new lease agreement for its Canon City, Colorado location. The Canon City Store completed its move to its new location on July 25, 2016. The new store is approximately 4,427 square feet.

On July 19, 2016 the Company entered into a 2 year lease agreement for its tenth retail store in Fairplay, Colorado. The store began operations in Fairplay, Colorado on August 1, 2016. In December 2016, the Company consolidated all the operations and business of the store in Fairplay, Colorado into the store in Conifer, Colorado. Effective as of December 31, 2016, the lease agreement for the retail store in Fairplay, Colorado was terminated.

On September 27, 2016, the Company entered into a commercial lease to rent certain premises located in Castle Rock, Colorado, to be effective from October 1, 2016 to September 30, 2019. The lease requires monthly payments of $1,775 through September 30, 2017; $1,980 through September 30, 2018 and $2,138 through September 30, 2019. This eleventh store of the Company began operations on October 1, 2016.

The lease of the Company’s twelfth store in Las Vegas, Nevada commenced on November 15, 2016 and continues through February 28, 2022 and requires monthly payments of $6,776 through February 28, 2018, with annual increases of 4% for the balance of the term of the lease.

On January 30, 2017, the Company entered into a commercial lease to rent certain premises located in Trinidad, Colorado, to be effective from March 1, 2017 to February 28, 2022. This 7,383 square feet premises is used by the Company to open a new store to replace and consolidate its existing 3,000 square feet store in Trinidad as part of the Company’s expansion plan.

On February 1, 2017, the Company entered into a commercial lease to rent certain 12,837 square feet premises located in Denver, Colorado, to be effective from February 1, 2017 to February 1, 2022. The premises is used by the Company to open a new store and as the Company’s principal offices.

On February 1, 2017, the Company’s wholly-owned subsidiary, GrowGeneration California Corp. (“GrowGeneration California”) entered into an asset purchase agreement (“Asset Purchase Agreement”) with an individual to purchase certain assets from the seller in connection with a retail hydroponic and garden supply business located in Santa Rosa, CA. The assets subject to the sale under the Asset Purchase Agreement included inventories, fixed assets, tangible personal property, intangible personal property, receivables and a custom list. In addition to the cash consideration for the purchase of such assets, GrowGeneration California also agreed to make certain cash payments and 25,000 shares of common stock of the Company to the seller contingent on the achievement of revenue goals by the business in 2017, 2018 and 2019. The closing of the asset purchase took place on February 8, 2017.

In connection with the purchase of the assets, GrowGeneration California also entered into a commercial lease, effective from March 1, 2017 to February 28, 2022, to rent the premises where the former business was located. In connection therewith, we closed our existing store in Santa Rosa and consolidated those operations with the GrowGeneration California operations opened at the new location.

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On March 6, 2017, the Company entered into an agreement to purchase and sell assets with Seattle’s Hydro Spot LLC and David G. Iacovelli to purchase substantially all of the assets in connection with a retail hydroponic store known as “Seattle’s Hydro Spot” located in Seattle, Washington. The closing of the asset purchase took place on May 16, 2017. The assets subject to the sale under the purchase agreement included inventory, equipment, supplies, leasehold improvements, books and records, contact list, files and data, trade name, goodwill, intellectual property and other assets listed in an exhibit thereto. As consideration to the inventory and assets purchased under the Purchase Agreement, the Company agreed to pay a total of $140,000. The Company also agreed to pay the Seller an amount calculated based on certain gross revenue thresholds of the Business during the 12-month period following the closing of the purchase. In connection with the purchase of the assets, the Company also entered into a commercial lease, to be effective from May 17, 2017 to April 30, 2022, to rent the premises where Seattle’s Hydro Spot is located.

On March 10, 2017, the Company closed a private placement of a total of 825,000 units of the Company’s securities to 4 accredited investors. Each unit consists of (i) one share of the Company’s common stock and (ii) one 5 year warrant to purchase one share of common stock at an exercise price of $2.75 per share. The Company raised an aggregate of $1,650,000 gross proceeds in the offering.

On April 25, 2017, the Company entered into a commercial lease through GrowGeneration California to rent certain premises located in San Bernardino, California, to be effective from May 1, 2017 to May 1, 2020. This premises will be used by the Company to open a new store.

On May 16, 2017, the Company closed a private placement of a total of 1,000,000 units of its securities to 27 accredited investors through GVC Capital LLC (“GVC Capital”) as its placement agent. Each unit consists of (i) one share of the Company’s common stock and (ii) one 5-year warrant to purchase one share of common stock at an exercise price of $2.75 per share. The Company raised an aggregate of $2,000,000 gross proceeds in the offering. The Company paid GVC Capital total compensation for its services, (i) for a price of $100, 5-year warrants to purchase 75,000 shares at $2.00 per share and 5-year warrants to purchase 75,000 shares at $2.75 per share, (ii) a cash fee of $150,000, (iii) a non-accountable expense allowance of $60,000, and (iv) a warrant exercise fee equal to 3% of all sums received by the Company from the exercise of 750,000 warrants (not including 250,000 warrants issued to one investor) when they are exercised.

RESULTS OF OPERATIONS

Comparison of the three months ended March 31, 2017 to March 31, 2016

The following table presents certain consolidated statement of operations information and presentation of that data as a percentage of change from year-to-year.

	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016	$ Variance
Net revenue	$2,583,925	$1,541,599	$1,042,326
Cost of goods sold	1,903,065	1,049,900	853,165
Gross profit	680,860	491,699	189,161
Operating expenses	963,018	569,990	393,028
Operating income (loss)	(282,158)	(78,291)	(203,867)
Other income (expense)	(1,151)	(553)	(598)
Net income (loss)	$(283,309)	$(78,844)	$(204,465)

Revenue

Net revenue for the three months ended March 31, 2017 increased $1,042,326, or 68%, to $2,583,925, as compared to $1,541,599 for the three months ended March 31, 2016. The increase in revenues was not only due to an increase in same store sales, as noted below, but also due to the addition of four additional stores that were not open for any part of the three months ended March 31, 2016. The additional new stores sales in the three months ended March 31, 2017 was $1,053,052. Sales from one Colorado store that was closed on March 18, 2017 and consolidated with a nearby store was $50,625 for the three months ended March 31, 2017.

For the three months ended March 31, 2017, the Company had 6 stores opened for over 12 months. These same stores generated $1,479,986 for the three months ended March 31, 2017, compared to $1,258,699 for the same period ended March 31, 2016, an increase of 18%.

	6 Same Stores
	Three Months Ended	Three Months Ended
	March 31, 2016	March 31, 2017	Variance
Net revenue	$1,258,699	$1,479,986	$221,287

Cost of Goods Sold

Cost of sales for the three months ended March 31, 2017 increased $853,165, or 81%, to $1,903,065, as compared to $1,049,900 for the three months ended March 31, 2016. The increase was due to increased sales.

Gross profit was $680,860 for the three months ended March 31, 2017, as compared to $491,699 for the three months ended March 31, 2016. Gross profit percentage was 26% for the three months ended March 31, 2017, as compared to 32% for the three months ended March 31, 2016. The decrease in the gross profit percentage is due to the opening of new stores and the initial product discounting to attract new customers, as well the increase of commercial accounts.

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Operating Expenses

Operating expenses, which include store operating expenses as well as corporate office operating expenses, for the three months ended March 31, 2017 increased $393,028 to $963,018, as compared to $569,990 for the three months ended March 31, 2016. Operating cost constituted 37% of revenue for the three months ended March 31, 2017 and 2016. The increase was due mainly to an increase in the number of stores operating from 9 in 2016 to 12 in 2017, increased payroll expenses, professional fees and travel expense.

Operating expenses include non-cash expenses, consisting primarily of depreciation and stock based compensation, which was approximately $97,500 for the three months ended March 31, 2017, compared to approximately $96,200 for the three months ended March 31, 2016.

Net Income (Loss)

Net loss for the three months ended March 31, 2017 increased $204,465 to $283,309, as compared to $78,844 for the three months ended March 31, 2016. The increase in the net loss was primarily due to the opening of our Las Vegas and Denver South operations, acquisition costs related to the Sonoma Hydro purchase, professional fees related to fund raising activities and our year end audit expense, as well as a decrease in the gross profit percentage from 32% for the three months ended March 31, 2016 compared to 26% for the three months ended March 31, 2017. Although gross profit increase $189,161 in 2017 the increase was offset by an increase in operating expenses of $393,028.

Operating Activities

Net cash used in operating activities for the three months ended March 31, 2017 was $977,803. Cash provided by operating activities is driven by our net loss and adjusted by non-cash items as well as changes in operating assets and liabilities. Non-cash adjustments primarily include depreciation, amortization of intangible assets and stock based compensation expense. Non-cash adjustment totaled $97,522 and $86,641 for the three months ended March 31, 2017 and 2016, respectively, so non-cash adjustments had a slightly greater impact on net cash provided by operating activities for the three months ended March 31, 2017 than 2016. The net cash from operating activities was primarily related to the increase in the net loss of $204,465, an increase in inventory of $943,002, an increase in accounts receivable of $116,347, offset by an increase in accounts payable and other current liabilities of $287,020.

Net cash used in operating activities for the three months ended March 31, 2016 was $304,151. This amount was primarily related to increases of inventory of $574,399, accounts receivable of $76,859 offset by an increase in accounts payable and other current liabilities of $333,056.

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Comparison of the years ended December 31, 2016 and 2015

The following table sets forth information from our statements of operations for the years ended December 31, 2016 and 2015:

	For the Year Ended December 31		Year to Year Comparison
	2016	2015	Increase/ (decrease)	Percentage Change

Sales	$7,980,471	$3,455,146	4,525,325	131%
Cost of Sales	5,776,194	2,351,836	3,424,358	146%

Gross profit (loss)	2,204,277	1,103,310	1,100,967	100%

General and administrative expenses	2,630,270	1,617,930	1,012,340	63%
Total operating expenses	2,630,270	1,617,930	1,012,340	63%

Loss from operations	(425,993)	(514,620)	(88,627)	(17%)

Net loss	(431,244)	(528,756)	(97,512)	(18%)

Revenue

Net revenue for the year ended December 31, 2016 increased $4,525,325 to $7,980,471, as compared to $3,455,146 for the year ended December 31, 2015. The increase was due to revenue from the retail stores that we acquired and opened during that period and the growth from our existing stores.

Cost of Goods Sold

Cost of sales for the year ended December 31, 2016 increased by $3,424,358 to $5,776,194, as compared to $2,351,836 for the year ended December 31, 2015. The increase was due to an increase in the company’s revenue.

Gross profit was $2,204,277 for the year ended December 31, 2016, as compared to $1,103,310 for the year ended December 31, 2015. The increase of $1,100,967 was due to an increase in the company’s revenue.

General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2016 increased by $1,012,340 to $2,630,270, as compared to $1,617,930 for the year ended December 31, 2015. The increase was mainly due to increased payroll expenses, rent expense, professional fees, broker commissions, travel expense and non-cash expenses.

Non-cash general and administrative expenses for the year ended December 31, 2016 increased by $47,946 to $304,123, as compared to $256,177 for the year ended December 31, 2015. The increase was mainly due to increase in bad debt, depreciation expense and an increase in stock and stock option expense totaling $304,123, with (i) depreciation of $52,962, (ii) stock and stock option compensation, broker commissions of $184,333, and (iii) bad debt expense of $66,828.

Net Income

Net loss for the year ended December 31, 2016 decreased by $97,512 to $(431,244), as compared to $(528,756) for the year ended December 31, 2015. The decrease was mainly due to an increase in sales and less non-cash expenses.

For the year ended December 31, 2015, the Company had a total of 5 stores, opened more than a year, that generated net revenue of $2,917,188, as compared to net revenue of $4,355,786, for the Company's 5 same stores in the year of 2016.

For the fourth quarter of 2016, the Company had 6 same stores which generated net revenue of $1,476,963, as compared to the same stores in 2015 which generated net revenue of $1,020,348.

In 2015, the Company opened 3 new stores that generated net revenue of $514,429. These same 3 stores generated net revenue of $2,427,542 in 2016.

In 2016, the Company opened 2 new stores that generated net revenue of $1,197,143.

	5 Same Stores Open for a Year			5 New Stores
	Year Ended 2015	Year Ended 2016	$ Variance	Year Ended 2016
Net revenue	$2,197,188	$4,355,786	$1,438,598	$3,624,685

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Operating Activities

Net cash used in operating activities for the year ended December 31, 2016 increased by $335,268 to $1,470,907, as compared to $1,135,639 for the year ended December 31, 2015. The increase was mainly due to an increase in inventory, accounts receivables and accounts payable.

LIQUIDITY AND CAPITAL RESOURCES

As of the date of this filing, we had cash of approximately $2.9 million. We anticipate that we will need additional financing in the future to continue to acquire and open new stores. To date we have financed our operations through the issuance of the sale of common stock.

Three Months Ended March 31, 2017

As of March 31, 2017, we had net working capital of approximately $4.2 million, compared to working capital of approximately $2.8 million at December 31, 2016, an increase of approximately $1.4 million. The increase in working capital from December 31, 2016 to March 31, 2017 is due primarily from the proceeds from the sale of common stock and exercise of warrants.

Year Ended December 31, 2016

As of the year ended December 31, 2016, we had net working capital of approximately $2,764,655, which consists of $606,644 in cash, $391,235 in accounts receivables and $2,574,438 in inventory.

The following table sets forth a summary of our approximate cash flows for the periods indicated:

	Year Ended December 31, 2016	Year Ended December 31, 2015
Net cash (used in) operating activities	$(1,470,907)	$(1,135,639)
Net cash used in investing activities	$(331,580)	$(253,717)
Net cash provided by financing activities	$1,709,714	$1,978,214

Net cash used in operating activities was $1,470,907 for the year ended December 31, 2016, compared to $1,135,639 provided by operating activities for 2015. The increase in cash used in operating activities in the year ended December 31, 2016 was primarily caused by an increase in inventory of $1,256,799 and the increase of accounts receivables of $395,208 for operating activities.

Net cash used in investing activities was $331,580 for the year ended December 31, 2016, compared to $253,717 provided by operating activities for the year ended December 31, 2015. The increase in net cash used in investing activities for the year ended December 31, 2016 was primarily due to the purchasing of capital assets.

Net cash provided by financing activities amounted to $1,709,714 for the year ended December 31, 2016, as compared to $1,978,214 provided by financing activities for the year ended December 31, 2015. The decrease of $268,500 net cash provided by financing activities in fiscal year 2016 is primarily due to the decrease of common stock issuances.

Financing Activities

2014 Private Placement

In March 2014, we raised $600,000 from the sale of 1,000,000 shares of our common stock to seventeen (17) accredited investors, at a price of $.60 per share. All securities sold in the 2014 Private Placement were arranged by officers and directors and no commissions or other remuneration was paid to any person in connection with such sales. Proceeds from this sale were utilized to effect the acquisition of the assets of Southern Colorado Garden Supply Corp. (d/b/a Pueblo Hydroponics), which we completed on May 29, 2014, through our wholly-owned subsidiary, GrowGeneration Pueblo Corp., a Colorado corporation. The purchase price was $499,976, consisting of $243,000 in goodwill and $273,000 in inventory, $35,000 in fixed assets, $5,286 in accounts receivable and $1,320 in prepaid expenses offset by $57,275 in accounts payable and $355 in customer deposits.

2015 Private Placements

In April 2015, we raised $180,000 from the sale of 300,000 shares of our common stock to four (4) accredited investors, at a price of $.60 per share. All securities sold in this private placement were arranged by officers and directors and no commissions or other remuneration was paid to any person in connection with such sales. We used the proceeds raised in this offering for inventory purchases and working capital.

On March 12, 2015 we entered into an agreement with Cavu Securities LLC, a FINRA Member broker dealer (“Cavu”), pursuant to which we engaged Cavu on a non-exclusive basis to act as our lead placement agent for the sale of up to $4,200,000 of our units. Each unit was offered at a price of $.70 per unit. Each unit consisted of (i) one share of our common stock and (ii) one 5 year warrant to purchase one share of Common Stock at an exercise price of $0.70 per share. The units were offered and sold on a “best-effort” basis. On October 30, 2015, we closed the private placement with a total of 2,465,001 units sold and realized gross proceeds of $1,725,501. We paid Cavu total compensation for its services of (i) $73,295 in commissions; (ii) five-year warrants to purchase 142,800 shares of our common stock, at an exercise price equal to $0.70 per share; and (iii) 77,833 shares of our common stock.

We have agreed to indemnify Cavu to the fullest extent permitted by law, against certain liabilities that may be incurred in connection with the private placement, including certain civil liabilities under the Securities Act, and, where such indemnification is not available, to contribute to the payments such FINRA Members may be required to make in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Placement Agent, pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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2016 Private Placements

On April 29, 2016, the Company sold 890,714 units to 10 accredited investors at a price of $0.70 per unit, with each unit consisting of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $.70 per share. The warrants have a five year life for gross proceeds of $623,500. We paid Cavu, our placement agent, a total compensation for its services of (i) five-year warrants to purchase 50,000 shares of our common stock, at an exercise price equal to $0.70 per share; and (ii) 50,000 shares of our common stock.

On October 6, 2016, the Company closed a private placement of a total of 1,000,000 units of its securities sold to 8 accredited investors at a price of $0.70 per unit. Each unit consisted of one share of common stock and one 5 year warrant to purchase one share of common stock at an exercise price of $0.70 per share. The Company raised an aggregate of $700,000 gross proceeds in the offering. The Company agreed to pay Cavu a cash fee of $22,050 and five-year warrants to purchase 31,500 shares of common stock, at an exercise price equal to $0.70 per share, on proceeds of $315,000 raised by Cavu in connection with this offering.

2017 Private Placements

On March 10, 2017, the Company closed a private placement of a total of 825,000 units of its securities to 4 accredited investors. Each unit consists of (i) one share of the Company’s common stock and (ii) one 5-year warrant to purchase one share of common stock at an exercise price of $2.75 per share. The Company raised an aggregate of $1,650,000 gross proceeds in the offering.

On May 16, 2017, the Company closed a private placement of a total of 1,000,000 units of its securities to 27 accredited investors through GVC Capital LLC (“GVC Capital”) as its placement agent. Each unit consists of (i) one share of the Company’s common stock and (ii) one 5-year warrant to purchase one share of common stock at an exercise price of $2.75 per share. The Company raised an aggregate of $2,000,000 gross proceeds in the offering. The Company paid GVC Capital total compensation for its services, (i) for a price of $100, 5-year warrants to purchase 75,000 shares at $2.00 per share and 5-year warrants to purchase 75,000 shares at $2.75 per share, (ii) a cash fee of $150,000, (iii) a non-accountable expense allowance of $60,000, and (iv) a warrant exercise fee equal to 3% of all sums received by the Company from the exercise of 750,000 warrants (not including 250,000 warrants issued to one investor) when they are exercised.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements (as that term is defined in Item 303 of Regulation S-K) that are reasonably likely to have a current or future material effect on our financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The Company’s financial statements are prepared on the accrual method of accounting. The accounting and reporting policies of the Company conform to generally accepted accounting principles (GAAP). The consolidated financial statements of the Company included the accounts of GrowGeneration Pueblo Corp, GrowGeneration California Corp, GrowGeneration Nevada Corp, GrowGeneration Washington Corp and GGen Distribution Corp. All material intercompany accounts, balances and transactions have been eliminated in consolidation.

The various products sold support each other and are interrelated. Management makes significant operating decisions based upon the analysis of the entire Company and financial performance is evaluated on a company-wide basis. Accordingly, the various products sold are aggregated into one reportable operating segment as under guidance in the Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC or “codification”) Topic 28 for segment reporting.

Cash and Cash Equivalents - We classify highly liquid temporary investments with an original maturity of three months or less when purchased as cash equivalents. The Company maintains cash balances at various financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000. At March 31, 2017 and March 31, 2016, all deposit balances were fully insured by the FDIC. We have not experienced any losses in such accounts and management believes it is not exposed to any significant risk for cash on deposit.

Accounts Receivable and Revenue - Revenue is recognized on the sale of a product when the product is shipped, which is when the risk of loss transfers to our customers, the fee is fixed and determinable, and collection of the sale is reasonably assured. A product is not shipped without an order from the customer and the completion of credit acceptance procedures. The majority of our sales are cash or credit card; however, we occasionally extend terms to our customers. Accounts receivable are reviewed periodically for collectability.

Inventories - Inventories are recorded on a first in first out basis. Inventory consists of raw materials, purchased finished goods and components held for resale. Inventory is valued at the lower of cost or market. The reserve for obsolete inventory was $46,000 at December 31, 2016 and $52,000 at December 31, 2015.

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Property and Equipment - Property and equipment are stated at cost. Assets acquired held under capital leases are initially recorded at the lower of the present value of the minimum lease payments discounted at the implicit interest rate (8% for assets currently held under capital lease) or the fair value of the asset. Major improvements and betterments are capitalized. Maintenance and repairs are expensed as incurred. Depreciation is computed using the straight-line method over an estimated useful life based on the particular asset. Assets acquired under capital lease are depreciated over the lesser of the useful life or the lease term. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the consolidated statements of operations.

Goodwill and Intangible Assets - We evaluate the carrying value of goodwill, intangible assets, and long-lived assets during the fourth quarter of each year and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. Such circumstances could include, but are not limited to (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition, (3) an adverse action or assessment by a regulator, (4) continued losses from operations, (5) continued negative cash flows from operations, and (6) the suspension of trading of the Company’s securities. When evaluating whether goodwill is impaired, we compare the fair value of the reporting unit to which the goodwill is assigned to the reporting unit’s carrying amount, including goodwill. The fair value of the reporting unit is estimated using a combination of the income, or discounted cash flows, approach and the market approach, which utilizes comparable companies’ data. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured. The impairment loss would be calculated by comparing the implied fair value of reporting unit goodwill to its carrying amount. In calculating the implied fair value of reporting unit goodwill, the fair value of the reporting unit is allocated to all of the other assets and liabilities of that unit based on their fair values. The excess of the fair value of a reporting unit over the amount assigned to its other assets and liabilities is the implied fair value of goodwill.

Long Lived Assets – We reviews our long-lived assets for impairment annually or when changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets under certain circumstances are reported at the lower of carrying amount or fair value. Assets to be disposed of and assets not expected to provide any future service potential to the Company are recorded at the lower of carrying amount or fair value (less the projected cost associated with selling the asset). To the extent carrying values exceed fair values, an impairment loss is recognized in operating results.

Fair Value Measurements and Financial Instruments - ASC Topic 820 defines fair value, establishes a framework for measuring fair value, establishes a three-level valuation hierarchy for disclosure of fair value measurement and enhances disclosure requirements for fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

Level 1 - Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 - Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The carrying value of cash, accounts receivable, investment in a related party, accounts payables, accrued expenses, due to related party, notes payable, and convertible notes approximates their fair values due to their short-term maturities.

Derivative financial instruments - We evaluate all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. For stock-based derivative financial instruments, the Company uses a weighted average Black-Scholes-Merton option pricing model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within twelve months of the balance sheet date.

Stock Based Compensation – We have share-based compensation plans under which employees, consultants, suppliers and directors may be granted restricted stock, as well as options and warrants to purchase shares of our common stock at the fair market value at the time of grant. Stock-based compensation cost to employees is measured by us at the grant date, based on the fair value of the award, over the requisite service period under ASC 718. For options issued to employees, we recognize stock compensation costs utilizing the fair value methodology over the related period of benefit.  Grants of stock to non-employees and other parties are accounted for in accordance with the ASC 505.

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BUSINESS

Background

GrowGeneration Corp. was incorporated in Colorado in 2014 in order to acquire 4 existing hydroponic supply stores. In the past year, we have grown into a chain of thirteen (13) retail hydroponic/gardening stores, with nine (9) located in the state of Colorado, two (2) in the state of California, one (1) in the state of Nevada and one (1) in the state of Washington. The hydroponic/gardening industry is fragmented, in which typical retail stores are small family owned businesses, usually consisting of a single location. This is particularly true in Colorado, California and Nevada where we currently operate. We intend to open or acquire additional retail stores and increase and expand our footprint in these states.

Products

GrowGeneration stores offer essential supplies to the hydroponic and gardening industry, including medium (i.e., farming soil), industry-leading hydroponic equipment, power-efficient lighting, plant nutrients, and thousands of additional products used by professional growers and specialty cultivation operations. We offer our products through our retail stores. GrowGeneration is also actively seeking the establishment of a brand of private labeled products, which will be sold through GrowGeneration outlets.

Markets

GrowGeneration serves a new, yet sophisticated community of commercial and urban cultivators growing specialty crops including organics, greens and plant-based medicines. Unlike the traditional agricultural industry, these cultivators use innovative indoor and outdoor growing techniques to produce specialty crops in highly controlled environments. This enables them to produce crops at higher yields without having to compromise quality, regardless of the season or weather and drought conditions.

Our target market segments include home growers of organic vegetable and fruit Growers (small farms, home garden growers, restaurants growers, farmer markets), the Do-it Yourselfers (home flower and plant growers/ mass market and growers in the cannabis related market (Dispensaries, Cultivators, Caregivers).

Indoor growing techniques have primarily been used to cultivate plant-based medicines. Plant-based medicines often require high-degree of regulation and controls including government compliance, security, and crop consistency, making indoor growing techniques a preferred method. Cultivators of plant-based medicines often make a significant investment to design and build-out their facilities. They look to work with companies such as GrowGeneration that understand their specific needs and can help mitigate risks that could jeopardize their crops. Plant-based medicines are believed to be among the fastest-growing market in the U.S. and several industry pundits believe that plant-based medicines may even displace prescription pain medication by providing patients with a safer, more affordable alternative.

Indoor growing techniques, however, are not limited to plant-based medicines. Vertical farms producing organic fruits and vegetables are beginning to emerge in the market due to a rising shortage of farmland, and environmental vulnerabilities including drought, other severe weather conditions and insect pests. Indoor growing techniques enable cultivators to grow crops all-year-round in urban areas, and take up less ground while minimizing environmental risks. Indoor growing techniques typically require a more significant upfront investment to design and build-out these facilities than traditional farmlands. If new innovations lower the costs for indoor growing, and the costs to operate traditional farmlands continue to rise, then indoor growing techniques may be a compelling alternative for the broader agricultural industry.

Research and Development

The company has not incurred any research and development expense as of today.

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Customers and Suppliers

Our key customers vary by state and are expected to be more defined as the company moves from its retail walk-in purchasing sales strategy to serving cultivation facilities directly and under predictable purchasing activity. Currently, none of our customers accounted for more than 5% of our sales.

Our key suppliers include distributors such as HydroFarm, BWGS and Sunlight Supply to product specific suppliers such as Botanicare, General Hydroponics and Can Fan USA. All the products purchased and resold are applicable to indoor and outdoor growing for organics, greens, and plant-based medicines.

Demand for Products

Demand for indoor and outdoor growing equipment is currently high due to legalization of plant-based medicines, primarily Cannabis, which is mainly due to equipment purchases for build-out and repeat purchases of consumable nutrients needed during the growing period. This demand is projected to continue to grow as a result of the supporting state laws in 28 states and the District of Columbia. Continued innovation and more efficient build-out technologies along with larger and consolidated cultivation facilities is expected to further expand market demand for GrowGeneration products and services. We expect the market to continue to segment into urban farmers serving groups of individuals, community cultivators, and large-scale cultivation facilities across the states. Each segment will be optimized to different distribution channels that GrowGeneration currently provides. We are of the opinion that as our volume increases, we will obtain volume discounts on purchasing that should allow us to maximize both our revenues and gross margins.

E-Commerce Strategy

The Company is developing its e-commerce website and portal, www.growgeneration.com. The site plans to offer for sale hydroponic, specialty and organic gardening products. Online shoppers are able to shop from product departments, from nutrients to lighting to hydroponic and greenhouse equipment, delivering an easy and quick method to find the products that they want to purchase. Our e-commerce site has been designed to appeal to both the professional grower, as well as the home gardener/hobbyist. Each product listed on the site contains product descriptions, product reviews and a picture so the consumer can make an informed and educated purchase. Our product filters allow the consumer to search by brand, manufacturer, or by function such as wattage. Designed as an information portal as well as an e-commerce store, the consumer will find videos, articles, blogs and other relevant content, all generated by Grow Generation’s internal staff, which we call our “Grow Pros”. The GrowGeneration shopper will be able to shop online 24/7 and, if they choose order online and receive products directly to their grow operation or home, order online and pick up at one of the GrowGeneration retail stores, or simply use our site as a resource and shop with our Grow Pros at one of our retail locations. Google advertising, social media and in store advertising are the primary advertising tools we will use to drive traffic to www.growgeneration.com

Goals and Strategy

Our goal is to become one of the nation's largest providers of equipment and supplies for growing organics, herbs and greens and plant-based medicines. We intend to achieve our goal by implementing the following strategies:

1. Engage with cultivation facilities and secure exclusive supplier contracts;

2. Own, operate and expand regional retail stores to service and support the operations of professional and home growers;

3. Develop and grow our e-commerce platform;

4. Establish a national sales team;

5. Establish a brand of “house” or white-labeled products which we would sell exclusively;

6. Assemble the most knowledgeable staff and leadership team; and

7. Acquire additional products and services that are essential to our customers and deliver high-margins.

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Competition

Our key competitors include many local and national vendors of gardening supplies, local product resellers of hydroponic and other specialty growing equipment, as well as online product resellers and large online marketplaces such as Amazon.com and EBay. Our industry, generally referred to “Hydroponic Gardening Stores” is a highly fragmented industry with over 1,000 retail outlets throughout the U.S. The industry is highly competitive. We compete with companies that have greater capital resources, facilities and diversity of product lines. Additionally, if demand for our hydroponic growing equipment continues to grow and if the cannabis industry continues to develop, we expect many new competitors to enter the market, as there are no significant barriers to retail sales of hydroponic growing equipment. More established hydroponic companies with much greater financial resources which do not currently compete with us may be able to easily adapt their existing operations to sales of hydroponic growing equipment. Increased competition may lead to reduced prices and/or margins for products we sell. Our competitors may also introduce new hydroponic growing equipment, manufacturers may sell equipment direct to consumers, and our distributers could cease sales of product to us.

Notwithstanding the foregoing, we do believe that our pricing, inventory and product availability and overall customer service provide us with the ability to compete in this marketplace. In addition, as we increase our number of stores and inventory per store, we expect to be able to purchase larger amounts of inventory at lower volume sale prices, which we expect will enable us to price competitively and deliver the products that our customers are seeking. We also believe, that the consistency of a national brand and operating in multiple states, will give our customers confidence to shop with us.

Based on our knowledge and communication with our suppliers, we do not believe our suppliers sell directly to the retail market or our customers.

Intellectual Property and Proprietary Rights

Our intellectual property consists of our brands and their related trademarks, domain names and websites, customer lists and affiliations, product know-how and technology, and marketing intangibles. We also hold rights to website addresses related to our business including websites that are actively used in our day-to-day business such as www.GrowGeneration.com. We own the federally registered trademark for “GrowGeneration”. We also own a federal register trademark “Where the Pros Go to Grow”.

We have a policy of entering into confidentiality and non-disclosure agreements with our employees and some of our vendors and customers as necessary.

Government Regulation

While there is no governmental regulation relating to the sale of hydroponic equipment or soil and nutrients that we sell, there are laws and regulations governing the cultivation and sale of cannabis and related products. Currently, there are over 29 states plus the District of Columbia that have laws and/or regulation that recognize in one form or another legitimate medical uses for cannabis and consumer use of cannabis in connection with medical treatment. About a dozen other states are considering legislation to similar effect. As of the date of this Prospectus, the policy and regulations of the Federal government and its agencies is that cannabis has no medical benefit and a range of activities including cultivation and use of cannabis for personal use is prohibited on the basis of federal law and may or may not be permitted on the basis of state law. Active enforcement of the current federal regulatory position on cannabis on a regional or national basis may directly and adversely affect the willingness of customers of GrowGeneration to invest in or buy products from GrowGeneration. Active enforcement of the current federal regulatory position on cannabis may thus directly or indirectly adversely affect GrowGeneration operations.

Employees

As of the date of this Prospectus, we have 51 full time employees and 6 part-time employees. We plan to add sales representatives in all states that we operate a retail store.

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Principal Offices

Our principal offices are located at 1000 West Mississippi Avenue, Denver, CO 80223. We lease nine (9) stores in the state of Colorado, two (2) in the State of California, one (1) in the State of Nevada and one (1) in the state of Washington for our retail operations. Information relating to our stores is set forth in the table below:

	Store 1	Store 2	Store 3	Store 4	Store 5	Store 6	Store 7	Store 8	Store 9	Store 10	Store 11	Store 12	Store 13
	Pueblo West	Pueblo Downtown	Canon City	Trinidad	Conifer	Colorado Springs	Santa Rosa	Denver North	Castle Rock	Las Vegas	Denver South	San Bernardino	Seattle
Street	609 Enterprise, Unit 150	109, 111 & 113 W 4th Street	1811 Fremont Dr.	2012 Freedom Road	26591 Main Street	310-H/I South 8th Street	3535 Industrial Drive	4731 Lipan Ave	1011 Caprice Street	5885 S. Valley View Blvd	1000 W. Mississippi	453 S. I St	917 NW 49th St

City	Pueblo West	Pueblo	Canon City	Trinidad	Conifer	Colorado Springs	Santa Rosa	Denver	Castle Rock	Las Vegas	Denver	San Bernardino	Seattle

State & Zip	CO, 81007	CO, 81003	CO, 81212	CO, 81082	CO, 80433	CO, 80904	CA, 95403	CO, 80211	CO 80104	NV 89118	CO, 80223	CA, 92410	WA, 98107

Beginning	5/27/2014	3/1/2015	10/15/2016	3/1/2017	6/11/2014	9/1/2015	3/1/2017	3/1/2016	10/1/2016	11/15/2016	2/1/2017	5/1/2017	5/17/2017

Ending	4/30/2020	2/28/2018	10/14/2022	2/28/2022	4/30/2019	12/31/2020	2/28/2022	3/1/2019	9/30/2019	2/28/2022	1/31/2022	5/1/2020	4/30/2020

Renewal Option	none	month-to-month	6 years with renewal option	5 years	month-to-month	64 months	5 years with renewal option	2 years with renew option	2 periods of 3 years	none	5 years with renew option	3 years	3 years with renew option

Square Footage	3,300	3,300	4,427	7,383	3,000	3,360	8,000	4,500	1,500	8880	12,837	8,000	3,168

Monthly rent[1]	$2,100	$1,500	$3,689	$3,169	$2,400	$3,780	$6,400	$3,650	$1,775	$5,720	$5,616	$5,000	$3,300

1 Some of our leases have increases during the term of the lease. Our Pueblo West rent increases to $2,300 per month in May 2016; our Pueblo Downtown rent does not increase; our Canon City rent started at $3,689.17 and will increase to $4,276.75 in the sixth year; our Trinidad rent started at $3,169.41 for the first year and will increase to $3,636.97 in the fifth year; our Conifer rent increases to $2,500 per month in May 2016; our Colorado Springs rent increases to $2,940 per month in November 2017, to $3,080 in November 2018 and to $3,220 in November 2019; our Santa Rosa rent started at $6,400 and will be adjusted upward annually; our Denver North rent started at $3,650 and will increase to $3,873 in the third year; our Castle Rock rent will increase to $1,980 per month in October 2017 and $2,138 per month in October 2018; our Las Vegas rent will increase from $5,720 in December 2016 to $6,886 per month in February 2022; our Denver South rent started at $5,616.19 and will increase to $6,685.94 in the fifth year; our San Bernardino rent started at $5,000 and will increase to $5,500 in the third year, and our Seattle rent started at $3,300 and will increase to $3,625 in the third year.

2 We opened a retail store in Fairplay, Colorado on August 1, 2016 and we paid a monthly rental payment of $1,085. Effective as of December 31, 2016, the lease agreement we entered into on July 19, 2016 for the Fairplay retail store was terminated, and all the operations and business in the Fairplay store have been consolidated into the Conifer store.

MANAGEMENT

All directors hold office for one-year terms until the election and qualification of their successors. Officers are appointed by our board of directors and serve at the discretion of the board, subject to applicable employment agreements. The following table sets forth information regarding our executive officers and the members of our board of directors.

Name	Age	Position
Darren Lampert	56	Chief Executive Officer and Director
Michael Salaman	55	President and Director
Monty Lamirato	61	Chief Financial Officer and Secretary
Irwin Lampert	85	Director
Joe Prinzivalli	36	Chief Operating Officer
Stephen Aiello	56	Director
Jody Kane	36	Director

Darren  Lampert has been our Chief Executive Officer and a Director since our inception in 2014. Mr. Lampert began his career in 1986 as a founding member of the law firm of Lampert and Lampert (1986-1999), where he concentrated on securities litigation, NASD (now FINRA) compliance and arbitration and corporate finance matters. Mr. Lampert has represented clients in actions and investigations brought before government agencies and self-regulatory bodies. Mr. Lampert has spent the past 15 years working as a portfolio manager and proprietary trader at Schonfeld Securities (1999-2005), Schottenfeld Group (2007) and Incremental Capital (2008-2010). From 2010 to 2014, Mr. Lampert was a private investor. Mr. Lampert graduated in 1982 with a Bachelor of Science degree in business administration from Ithaca College. Mr. Lampert received a JD from Bridgeport University School of Law in 1985. Mr. Lampert was admitted to practice law in New York in 1986 and is also admitted to practice before the United States District Courts for the Southern and Eastern Districts of New York.

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Michael Salaman has been our President and a Director since our inception. Michael Salaman served as the Chairman of Skinny Nutritional Corp. since January 2002 and as Chief Executive Officer and President of Skinny Nutritional Corp. since June 2010. He also served as Chief Executive Officer of Skinny Nutritional Corp. Skinny Nutritional Corp. filed for Chapter 11 Bankruptcy protection in 2013 and the assets were sold to a private equity firm in March 2014. Mr. Salaman has over 20 years’ experience in the area of start-ups, new product development, distribution and marketing. Mr. Salaman began his business career as Vice President of Business Development for National Media Corp., an infomercial marketing company in the United States from 1985-1993. From 1995-2001, Mr. Salaman started an Digital Media company called American Interactive Media, Inc., a developer of Web TV set-top boxes and ISP services. In 2002, Mr. Salaman became the principal officer of that entity and directed its operations as a marketing and distribution company and in 2005 focused its efforts in the enhanced water business. Mr. Salaman received a Bachelor of Business Administration degree in business from Temple University in 1986.

Monty Lamirato joined the Company as Chief Financial Officer and Secretary in May 2017. From March 2009 to just prior to joining GrowGen, Mr. Lamirato worked as an independent consultant providing chief financial officer and financial reporting consulting services to companies of various sizes in a variety of industries. In this capacity, he prepared and reviewed SEC filings and GAAP-compliant financial statements, provided technical accounting assistance, designed and developed inventory and logistics systems for inventory management, developed scalable accounting and reporting systems, internal accounting controls and annual budgets and evaluated short-term investment alternatives for idle cash. From March 2013 until November 2016, Mr. Lamirato served as Chief Financial Officer of Strategic Environmental & Energy Resources, Inc., a publicly traded holding company that provides a wide range of environmental, renewable fuels and industrial waste stream management services, where he was responsible for all SEC filings, prepared all GAAP and SEC compliant financial statements and developed financial and operating metrics and other key performance indicators for evaluation of business results by management. Mr. Lamirato has also served as Chief Financial Officer and Treasurer of ARC Group Worldwide, Inc. from June 2001 to March 2009, Vice President of Finance at GS2.net, LLC from November 2000 to May 2001, and also Vice President of Finance for PlanetOutdoors.com, Inc. from June 1999 to October 2000. He began his career as an audit staff member with Coopers & Lybrand in 1977, where he remained until he served as an Audit Manager and Audit Partner with Mitchell Finley and Company, P.C. from 1986 to 1993. Mr. Lamirato received a Bachelor of Science, cum laude, from Regis College in Denver and is a Certified Public Accountant.

Irwin Lampert has been our Director since our inception. Mr. Lampert joined the Company as its Chief Financial Officer, Secretary and a Director. Starting from May 2017, Mr. Lampert resigned from the positions of Chief Financial Officer and Secretary, and remained as a Director of the Company. Mr. Lampert is a certified public accountant and attorney. He received a B.S. in Accounting from Brooklyn College and LLB from Brooklyn Law School. Irwin Lampert is the father of Darren Lampert.

Joe Prinzivalli has been our Chief Operating Office since April 2017. Prior to joining the Company, Mr. Prinzivalli spent 6 years with a Colorado based hydroponic retail company, Way to Grow. He identified the need for, and implemented, all distribution operations for Way to Grow. As Inventory Manager, from July 2014 to December 2016, Mr. Prinzivalli was responsible for overseeing the movement and integrity of all Way To Grow physical inventories, managed analytical/reporting functions, and implemented standard operating procedures across all company functions.

Steven  Aiello has been a Director of the Company since May 2014. Mr. Aiello was a partner at Jones and Company from 2004-2008. From 2001-2003, he worked at 033 Asset Management. From 1986-2001, he was a partner at Montgomery Securities. Mr. Aiello received a B.A. in Psychology from Ithaca College and an MBA from Fordham University. Since 2010, Mr. Aiello has been a private investor and owner of real estate properties.

Jody Kane has been a Director since May 2014. Mr. Kane has been a Managing Partner at Diamond Bridge Capital from February 2009 through the date of this Prospectus and from 2005-2009, Mr. Kane was an analyst at Sidoti & Company LLC. Mr. Kane graduated from Troy University, with a B.S. in Finance in 2001.

Involvement in Certain Legal Proceedings

To our knowledge, during the past ten years, none of our directors, executive officers, promoters, control persons, or nominees other than Michael Salaman (see biographical information of Michael Salaman above regarding the Chapter 11 Bankruptcy protection filed by Skinny Nutritional Corp. in 2013) has:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

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●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Board Committees

The Company does not currently maintain a board of directors that is composed of a majority of “independent” directors. The Company does not expect to initially appoint an audit committee, nominating committee and/or compensation committee, or to adopt charters relative to each such committees.

Code of Business Conduct and Ethics

We have not adopted a Code of Business Conduct and Ethics. We have adopted an Insider Trading Policy which sets forth the procedure regarding trading by insiders in securities of the Company.

Limitation of Directors Liability and Indemnification

The Colorado Business Corporations Act authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties.

We do not have director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us, including matters arising under the Securities Act, although we intend to acquire such insurance. Colorado law and our bylaws provide that we will indemnify our directors and officers who, by reason of the fact that he or she is one of our officers or directors, is involved in a legal proceeding of any nature.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Indemnification Agreements

We have entered into indemnification agreements with each of our current directors and executive officers. The indemnification agreements provide for indemnification against expenses, judgments, fines and penalties actually and reasonably incurred by an indemnitee in connection with threatened, pending or completed actions, suits or other proceedings, subject to certain limitations. The indemnification agreements also provide for the advancement of expenses in connection with a proceeding prior to a final, nonappealable judgment or other adjudication, provided that the indemnitee provides an undertaking to repay to us any amounts advanced if the indemnitee is ultimately found not to be entitled to indemnification by us. The indemnification agreements set forth procedures for making and responding to a request for indemnification or advancement of expenses, as well as dispute resolution procedures that will apply to any dispute between us and an indemnitee arising under the indemnification agreements.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents information regarding the total compensation awarded to, earned by, or paid to our chief executive officer and the three most highly-compensated executive officers (other than the chief executive officer) who were serving as executive officers as of June 13, 2017 for services rendered in all capacities to us for the years ended December 31, 2016 and 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Darren Lampert (1)	2016	120,000	0	0	0	120,000
Chief Executive Officer	2015	90,000	0	0	0	90,000

Michael Salaman (1)	2016	120,000	0	0	0	120,000
President and Secretary	2015	90,000	0	0	0	90,000

Jason Dawson (2)	2016	92,000	0	0	0	92,000
Former Chief Operating Officer	2015	84,000	0	0	0	84,000

Joe Prinzivalli (2)	2016	-	-	-	-	-
Chief Operating Officer	2015	-	-	-	-	-

Irwin Lampert (3)	2016	0	0	0	0	0
Former Chief Financial Officer and Secretary	2015	0	0	0	0	0

Monty Lamirato (3)	2016	-	-	-	-	-
Chief Financial Officer and Secretary	2015	-	-	-	-	-

(1)	Darren Lampert and Michael Salaman began receiving salary in August 2015.
(2)

On April 10, 2017, the Company entered into agreements with Jason Dawson, pursuant to which Mr. Dawson resigned from the position of Chief Operating Officer of the Company, as well as from any and all positions as an officer of any subsidiary of the Company, and started providing consulting services to the Company as an independent contractor for a period of six months. On the same day, the Company entered into an employment agreement with Joe Prinzivalli, pursuant to which Mr. Prinzivalli agreed to provide his services to the Company as Chief Operating Officer.

(3)	On May 15, 2017, Irwin Lampert tendered his resignation from the positions of Chief Financial Officer and Secretary of the Company. On the same day, the Company entered into an employment agreement with Monty Lamirato, pursuant to which Mr. Lamirato agreed to provide his services to the Company as its Chief Financial Officer and Secretary.

Employment and Consulting Agreements

We have entered into employment agreements with Darren Lampert and Michael Salaman, who have each agreed to devote their full time and attention to our business and each receive compensation of $120,000 per annum for their full time employment.

We had no employment agreement with Irwin Lampert, our former Chief Financial Officer and Secretary until May 15, 2017, who agreed to devote such time to the Company’s business as he deems necessary in his sole discretion. On May 15, 2017, the Company entered into a three-year executive employment agreement with Monty Lamirato as Chief Financial Officer and Secretary, pursuant to which the Company agreed to pay Mr. Lamirato a salary of $150,000 per annum for the first year, $162,500 for the second year and $175,000 for the third year. The Company also agreed to issue to Mr. Lamirato 25,000 shares of common stock and 50,000 stock options as of May 15, 2017, March 15, 2018 and March 15, 2019, respectively.

In February 2015, the Company entered into a three-year executive employment agreement with Jason Dawson, our former Chief Operating Officer, pursuant to which the Company paid Mr. Dawson compensation of $84,000 per annum, subject to a 10% increase each January 1 during the term of the agreement. Mr. Dawson was also entitled to receive 100,000 common shares per year, on each of the anniversary dates of his employment agreement. Mr. Dawson’s employment with the Company as Chief Operating Officer terminated as of April 10, 2017. On the Same day, the Company and Mr. Dawson entered into a consulting agreement, pursuant to which Mr. Dawson agreed to provide consulting services to the Company as an independent contractor, up to 20 hours per week, for a period of six months. The Company also agreed to pay Mr. Dawson an hourly fee of $60 and issue 50,000 shares of common stock to Mr. Dawson as of the date of the agreement.

On April 10, 2017, the Company entered into a 3-year executive employment agreement with Joe Prinzivalli, pursuant to which Mr. Prinzivalli agreed to provide his services to the Company as Chief Operating Officer. The Company agreed to pay Mr. Prinzivalli a salary of $100,000 per annum with a 10% annual raise and issue to Mr. Prinzivalli 50,000 shares of common stock as of the date of the agreement, 50,000 shares as of December 31, 2017 and 50,000 shares as of December 31, 2018.

Additionally, each member of Management may receive a year-end cash bonus and options as determined by our Board of Directors.

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Outstanding Equity Awards

The following table summarizes, for each of the named executive officers, the number of shares of common stock underlying outstanding stock options held as of June 13, 2017.

	Option Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)[1]	Option expiration date
Darren Lampert	650,000	0	$.66/$.60	March 16, 2019 as to 400,000 options and May 12, 2019 as to 250,000 options
Michael Salaman	400,000	0	$.66/$.60	March 6, 2019
Jason Dawson [2]	200,000	0	$.66/$.60	March 30, 2019
Irwin Lampert [3]	400,000	0	$.66/$.60	March 16, 2019
Monty Lamirato [4]	150,000	0	$1.80	May 15, 2022

1 The first $100,000 of options granted to each person may be deemed to be incentive stock options and are exercisable at a price of $.66 per share. The balance of the options owned by such persons may be deemed to be non-qualified options and are exercisable at a price of $.60 per share.

2 Jason Dawson ceased to be the Company’s Chief Operating Officer as of April 10, 2017.

3 Irwin Lampert ceased to be the Company’s Chief Financial Officer and Secretary as of May 15, 2017.

4 Monty Lamirato started serving as the Company’s Chief Financial Officer and Secretary as of May 15, 2017. The vesting schedule of his 150,000 stock options is as follows: 50,000 stock options as of May 15, 2017, 50,000 stock options as of March 15, 2018 and 50,000 stock options March 15, 2019.

2014 Equity Compensation Plan

General

On March 6, 2014 our Board of Directors adopted an Equity Compensation Plan (the “2014 Plan”). The 2014 Plan was approved by the stockholders on March 6, 2014.

The general purpose of the 2014 Plan is to provide an incentive to our employees, directors, consultants and advisors by enabling them to share in the future growth of our business. Our Board of Directors believes that the granting of stock options, restricted stock awards, unrestricted stock awards and similar kinds of equity-based compensation promotes continuity of management and increases incentive and personal interest in the welfare of our Company by those who are primarily responsible for shaping and carrying out our long range plans and securing our growth and financial success.

Our Board of Directors believes that the 2014 Plan will advance our interests by enhancing our ability to (a) attract and retain employees, consultants, directors and advisors who are in a position to make significant contributions to our success; (b) reward our employees, consultants, directors and advisors for these contributions; and (c) encourage employees, consultants, directors and advisors to take into account our long-term interests through ownership of our shares.

Description of the 2014 Equity Incentive Plan

The following description of the principal terms of the 2014 Plan is a summary and is qualified in its entirety by the full text of the 2014 Plan, which is attached as Exhibit 10.5 hereto.

Administration. The 2014 Plan will be administered by our Board of Directors. Our Board of Directors may grant options to purchase shares of our common stock, stock appreciation rights, restricted stock units, restricted or unrestricted shares of our common stock, performance shares, performance units, other cash-based awards and other stock-based awards. The Board of Directors also has broad authority to determine the terms and conditions of each option or other kind of equity award, adopt, amend and rescind rules and regulations for the administration of the 2014 Plan and amend or modify outstanding options, grants and awards. The Board of Directors may delegate authority to the chief executive officer and/or other executive officers to grant options and other awards to employees (other than themselves), subject to applicable law and the 2014 Plan. No options, stock purchase rights or awards may be made under the Plan on or after the ten year anniversary of the adoption of the 2014 Plan by our Board of Directors, but the 2014 Plan will continue thereafter while previously granted options, stock appreciation rights or awards remain subject to the 2014 Plan.

Eligibility. Persons eligible to receive options, stock appreciation rights or other awards under the 2014 Plan are those employees, consultants, advisors and directors of our Company and our subsidiaries who, in the opinion of the Board of Directors, are in a position to contribute to our success.

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Shares Subject to the 2014 Plan. The aggregate number of shares of common stock available for issuance in connection with options and awards granted under the 2014 Plan is 2,500,000, subject to customary adjustments for stock splits, stock dividends or similar transactions. Incentive Stock Options may be granted under the 2014 Plan with respect to all of those shares. If any option or stock appreciation right granted under the 2014 Plan terminates without having been exercised in full or if any award is forfeited, or if shares of common stock are withheld to cover withholding taxes on options or other awards, the number of shares of common stock as to which such option or award was forfeited, or which were withheld, will be available for future grants under the 2014 Plan. No employee, consultant, advisor or director may receive options or stock appreciation rights relating to more than 1,000,000 shares of our common stock in the aggregate in any calendar year.

Terms and Conditions of Options. Options granted under the 2014 Plan may be either “incentive stock options” that are intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) or “nonstatutory stock options” that do not meet the requirements of Section 422 of the Code. The Board of Directors will determine the exercise price of options granted under the 204 Plan. The exercise price of stock options may not be less than the fair market value, on the date of grant, per share of our common stock issuable upon exercise of the option (or 110% of fair market value in the case of incentive options granted to a ten-percent stockholder).

If on the date of grant the common stock is listed on a stock exchange or is quoted on the automated quotation system of Nasdaq, the fair market value shall generally be the closing sale price on the last trading day before the date of grant. If no such prices are available, the fair market value shall be determined in good faith by the Board of Directors based on the reasonable application of a reasonable valuation method.

No option may be exercisable for more than ten years (five years in the case of an incentive stock option granted to a ten-percent stockholder) from the date of grant. Options granted under the 2014 Plan will be exercisable at such time or times as the Board of Directors prescribes at the time of grant. No employee may receive incentive stock options that first become exercisable in any calendar year in an amount exceeding $100,000. The Board of Directors may, in its discretion, permit a holder of an option to exercise the option before it has otherwise become exercisable, in which case the shares of our common stock issued to the recipient will continue to be subject to the vesting requirements that applied to the option before exercise.

Generally, the option price may be paid (a) in cash or by certified bank check, (b) through delivery of shares of our common stock having a fair market value equal to the purchase price, or (c) a combination of these methods. The Board of Directors is also authorized to establish a cashless exercise program and to permit the exercise price (or tax withholding obligations) to be satisfied by reducing from the shares otherwise issuable upon exercise a number of shares having a fair market value equal to the exercise price.

No option may be transferred other than by will or by the laws of descent and distribution, and during a recipient’s lifetime an option may be exercised only by the recipient. However, the Board of Directors may permit the holder of an option, stock appreciation right or other award to transfer the option, right or other award to immediate family members or a family trust for estate planning purposes. The Board of Directors will determine the extent to which a holder of a stock option may exercise the option following termination of service with us.

Stock Appreciation Rights. The Board of Directors may grant stock appreciation rights independent of or in connection with an option. The Board of Directors will determine the other terms applicable to stock appreciation rights. The exercise price per share of a stock appreciation right will be determined by the Board of Directors, but will not be less than 100% of the fair market value of a share of our common stock on the date of grant, as determined by the Board of Directors. The maximum term of any SAR granted under the 2014 Plan is ten years from the date of grant. Generally, each SAR stock appreciation right will entitle a participant upon exercise to an amount equal to:

●	the excess of the fair market value on the exercise date of one share of our common stock over the exercise price, multiplied by

●	the number of shares of common stock covered by the stock appreciation right.

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Payment may be made in shares of our common stock, in cash, or partly in common stock and partly in cash, all as determined by the Board of Directors.

Restricted Stock and Restricted Stock Units. The Board of Directors may award restricted common stock and/or restricted stock units under the 2014 Plan. Restricted stock awards consist of shares of stock that are transferred to a participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied. Restricted stock units confer the right to receive shares of our common stock, cash, or a combination of shares and cash, at a future date upon or following the attainment of certain conditions specified by the Board of Directors. The Board of Directors will determine the restrictions and conditions applicable to each award of restricted stock or restricted stock units, which may include performance-based conditions. Dividends with respect to restricted stock may be paid to the holder of the shares as and when dividends are paid to stockholders or at the time that the restricted stock vests, as determined by the Board of Directors. Dividend equivalent amounts may be paid with respect to restricted stock units either when cash dividends are paid to stockholders or when the units vest. Unless the Board of Directors determines otherwise, holders of restricted stock will have the right to vote the shares.

Performance Shares and Performance Units. The Board of Directors may award performance shares and/or performance units under the 2014 Plan. Performance shares and performance units are awards, denominated in either shares or U.S. dollars, which are earned during a specified performance period subject to the attainment of performance criteria, as established by the Board of Directors. The Board of Directors will determine the restrictions and conditions applicable to each award of performance shares and performance units.

Effect of Certain Corporate Transactions. The Board of Directors may, at the time of the grant of an award, provide for the effect of a change in control (as defined in the 2014 Plan) on any award, including (i) accelerating or extending the time periods for exercising, vesting in, or realizing gain from any award, (ii) eliminating or modifying the performance or other conditions of an award, or (iii) providing for the cash settlement of an award for an equivalent cash value, as determined by the Board of Directors. The Board of Directors may, in its discretion and without the need for the consent of any recipient of an award, also take one or more of the following actions contingent upon the occurrence of a change in control: (a) cause any or all outstanding options and stock appreciation rights to become immediately exercisable, in whole or in part; (b) cause any other awards to become non-forfeitable, in whole or in part; (c) cancel any option or stock appreciation right in exchange for a substitute option; (d) cancel any award of restricted stock, restricted stock units, performance shares or performance units in exchange for a similar award of the capital stock of any successor corporation; (e) redeem any restricted stock, restricted stock unit, performance share or performance unit for cash and/or other substitute consideration with a value equal to the fair market value of an unrestricted share of our common stock on the date of the change in control; (f) cancel any option or stock appreciation right in exchange for cash and/or other substitute consideration based on the value of our common stock on the date of the change in control , and cancel any option or stock appreciation right without any payment if its exercise price exceeds the value of our common stock on the date of the change in control; or (g) make such other modifications, adjustments or amendments to outstanding awards as the Board of Directors deems necessary or appropriate.

Amendment, Termination. The Board of Directors may amend the terms of awards in any manner not inconsistent with the 2014 Plan, provided that no amendment shall adversely affect the rights of a participant with respect to an outstanding award without the participant’s consent. In addition, our board of directors may at any time amend, suspend, or terminate the 2014 Plan, provided that (i) no such amendment, suspension or termination shall materially and adversely affect the rights of any participant under any outstanding award without the consent of such participant and (ii) to the extent necessary to comply with any applicable law or stock exchange rule, the 2014 Plan requires us to obtain stockholder consent. Stockholder approval is required for any plan amendment that increases the number of shares of common stock available for issuance under the 2014 Plan or changes the persons or classes of persons eligible to receive awards.

Tax Withholding

As and when appropriate, we shall have the right to require each optionee purchasing shares of common stock and each grantee receiving an award of shares of common stock under the 2014 Plan to pay any federal, state or local taxes required by law to be withheld.

Option Grants and Stock Awards

The grant of options and other awards under the 2014 Plan is discretionary, and we cannot determine now the specific number or type of options or awards to be granted in the future to any particular person or group.

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PRINCIPAL STOCKHOLDERS

The following table sets forth the number of shares of common stock beneficially owned as of June 13, 2017 by:

●	each of our stockholders who is known by us to beneficially own 5% or more of our common stock;

●	each of our executive officers;

●	each of our directors; and

●	all of our directors and current executive officers as a group.

Beneficial ownership is determined based on the rules and regulations of the Commission. A person has beneficial ownership of shares if such individual has the power to vote and/or dispose of shares. This power may be sole or shared and direct or indirect. Applicable percentage ownership in the following table is based on the total of 14,511,406 shares of common stock outstanding as of June 13, 2017. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock that are subject to options or warrants held by that person and exercisable as of, or within 60 days of, June 13, 2017. These shares, however, are not counted as outstanding for the purposes of computing the percentage ownership of any other person(s). Except as may be indicated in the footnotes to this table and pursuant to applicable community property laws, each person named in the table has sole voting and dispositive power with respect to the shares of common stock set forth opposite that person’s name. Unless indicated below, the address of each individual listed below is c/o GrowGeneration Corp., 1000 West Mississippi Avenue, Denver, CO 80223.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned
Michael Salaman, President and Director	2,400,000	1	16.54%
Darren Lampert, Chief Executive Officer, Director	2,400,000	1	16.54%
Irwin Lampert, Director	1,650,000	1	11.37%
Joe Prinzivalli, Chief Operating Officer	50,000		*
Jody Kane, Director	60,000	1 2 4	*
Stephen Aiello, Director	200,000	1 2 3	1.38%
Monty Lamirato, Chief Financial Officer and Secretary	75,000	5	*
All Officers and Directors (7)	6,835,000		47.10%

* Less than 1%

1 Includes 400,000 options issued to Michael Salaman, 650,000 options issued to Darren Lampert, 400,000 options issued to Irwin Lampert; 50,000 options issued to Stephen Aiello and 50,000 options issued to Jody Kane under our 2014 Equity Incentive Plan. The first $100,000 of options issued to each of the above persons are intended to be ISOs and are exercisable at a price of $.66 per share. The balance of the options are NSOs and are exercisable at a price of $.60 per share.

2 Represents 50,000 shares of common stock purchased in the Company’s 2014 Private Placement at $.60 per share.

3 Represents 50,000 shares of common stock and 50,000 shares of common stock underlying warrants purchased in the Company’s 2016 Private Placement at $.70 per share.

4 During December 2016, Jody Kane sold a total of 40,000 shares of common stock on the open market.

5 Includes 25,000 shares of common stock issued to Mr. Lamirato and 50,000 stock options (out of a total of 150,000 stock options) vested as of May 15, 2017.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Unless described below, since March 5, 2014 (inception), there are no transactions or series of similar transactions to which we were a party or will be a party, in which:

●	the amounts involved exceeded or will exceed $120,000; and

●	any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Indemnification Agreements

We have entered into indemnification agreements with each of our current directors and executive officers. The indemnification agreements provide for indemnification against expenses, judgments, fines and penalties actually and reasonably incurred by an indemnitee in connection with threatened, pending or completed actions, suits or other proceedings, subject to certain limitations. The indemnification agreements also provide for the advancement of expenses in connection with a proceeding prior to a final, nonappealable judgment or other adjudication, provided that the indemnitee provides an undertaking to repay to us any amounts advanced if the indemnitee is ultimately found not to be entitled to indemnification by us. The indemnification agreement set forth procedures for making and responding to a request for indemnification or advancement of expenses, as well as dispute resolution procedures that will apply to any dispute between us and an indemnitee arising under the Indemnification Agreements.

DESCRIPTION OF CAPITAL STOCK

Our current Certificate of Incorporation authorizes us to issue:

●	100,000,000 shares of common stock, par value $0.001 per share.

As of June 13, 2017, there were 14,511,406 shares of common stock outstanding. The number of shares of common stock outstanding as of June 13, 2017 does not include: (i) outstanding shares issuable upon exercise of options to purchase 1,922,000 shares of our common stock, as of June 13, 2017, with 1,872,000 options at an exercise price of $0.60 per share (or $.66 per share for our officers and directors with respect to the first $100,000 of options granted to each of them as Incentive Stock Options) and 50,000 options at $1.80 per share, that were issued under our 2014 Equity Incentive Plan; (ii) 1,665,000 warrants issued to investors in the 2015 Private Placement (out of a total of 2,465,001 warrants issued in the 2015 Private Placement, 800,001 warrants have been exercised as of the date of this filing), 442,857 warrants issued to investors in the April 2016 Private Placement (out of a total of 890,714 warrants issued in the 2015 Private Placement, 447,857 warrants have been exercised as of the date of this filing), each exercisable into one share of our common stock at a price of $.70 per warrant; (iii) 850,000 warrants issued to investors in the September 2016 Private Placement (out of a total of 1,000,000 warrants issued in the September 2016 Private Placement, 150,000 warrants have been exercised as of the date of this filing), each exercisable into one share of our common stock at a price of $.70 per warrant; and (iv) 127,800 warrants issued to the Placement Agent in the 2015 Private Placement at an exercise price of $.70 per share (out of a total of 142,800 warrants issued to the Placement Agent in this offering, 15,000 warrants have been exercised as of the date of this filing), 50,000 Warrants issued to the Placement Agent in the April 2016 Private Placement at an exercise price of $.70 per share, 31,500 warrants issued to the Placement Agent in the September 2016 Private Placement at an exercise price of $.70 per share, 75,000 warrants issued to the placement agent in a private offering in May 2017 at an exercise price of $2 per share, and 75,000 warrants issued to the placement agent in a private offering in May 2017 at an exercise price of $2.75 per share.

The following statements are summaries only of the material provisions of our authorized capital stock and are qualified in their entirety by reference to our Certificate of Incorporation, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Common Stock

Voting. The holders of our common stock are entitled to one vote for each share held of record on all matters on which the holders are entitled to vote (or consent to).

Dividends. The holders of our common stock are entitled to receive, ratably, dividends only if, when and as declared by our Board of Directors out of funds legally available therefor and after provision is made for each class of capital stock having preference over the common stock (including the common stock).

Liquidation Rights. In the event of our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share, ratably, in all assets remaining available for distribution after payment of all liabilities and after provision is made for each class of capital stock having preference over the common stock (including the common stock).

Conversion Rights. The holders of our common stock have no conversion rights.

Preemptive and Similar Rights. The holders of our common stock have no preemptive or similar rights.

Redemption/Put Rights. There are no redemption or sinking fund provisions applicable to the common stock. All of the outstanding shares of our common stock are fully-paid and nonassessable.

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Transfer Restrictions. Shares of our common stock are subject to transfer restrictions. See “Restrictions on the Transfer of Securities.”

Warrants

As of June 13, 2017, we had outstanding warrants to purchase an aggregate of 5,242,157 shares of common stock, including (i) 1,665,000 warrants issued to investors in our 2015 Private Placement in October 2015 at an exercise price of $.70 per share, (ii) 442,857 warrants issued to investors in our January 2016 Offering at an exercise price of $.70 per share, (iii) 850,000 warrants issued to investors in our September 2016 Offering at an exercise price of $.70 per share, (iv) 825,000 warrants issued to investors in our private offering in March 2017, at an exercise price of $2.75 per share; (v) 1,000,000 warrants issued to investors in our private offering in May 2017, at an exercise price of $2.75 per share, (vi) 127,800 warrants issued to the placement agent in connection with the 2015 Private Placement in October 2015 at an exercise price of $.70 per share, (vii) 50,000 warrants issued to the Placement Agent in connection with the April 2016 Private Placement at an exercise price of $.70 per share, (viii) 31,500 warrants issued to the placement agent in connection with the September 2016 Private Placement at an exercise price of $.70 per share, (ix) 75,000 warrants issued to the placement agent in a private offering in May 2017 at an exercise price of $2 per share, (x) 75,000 warrants issued to the placement agent in a private offering in May 2017 at an exercise price of $2.75 per share, and (xi) 100,000 warrants issued to an advisor in April 2017 at an exercise price of $.70 per share.

Each Warrant entitles the holder to purchase one share of Common Stock during the five (5) year period commencing on the issuance of the Warrants. The exercise price and number of shares of Common Stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number, the number of shares of Common Stock to be issued to the Warrant holder. Each Warrant may be redeemed by the Company at any time, following a period of any 20 of the 30 consecutive trading days in which the closing sales price of the Common Stock equals or exceeds 150% the then exercise price of the Warrant, on notice to the holder and at a redemption price of $0.001 per warrant share; provided the resale of the Warrant Shares has been registered under the Securities Act or are otherwise freely tradable. Such notice shall specify, among other things, that payment of the redemption price will be made upon surrender of the Warrant, and that if the Warrant is not exercised by the close of business on the date fixed for redemption, which shall be not less than 30 days prior to the date fixed for redemption, the exercise rights of the Warrant shall expire unless extended by the Company.

Options

As of June 13, 2017, we had outstanding options to purchase 1,872,000 shares of our common stock with exercise prices ranging from $0.60 to $0.66 per share and 50,000 shares of common stock with an exercise price of $1.80 per share.

Registration Rights

In connection with the 2014 Private Placement, 2015 Private Placements and April 2016 Private Placement we granted registration rights to the private placement investors, wherein we agreed to file a registration statement covering the resale of the shares of common stock and the shares of common stock underlying the warrants (issued in the private placements conducted in 2014, 2015 and April 2016). We are have agreed to use commercially reasonable efforts to have the registration statement declared effective within ninety (90) days after the registration statement is filed (the "Effectiveness Deadline").

We shall keep the registration statement “evergreen” for one (1) year from the date it is declared effective by the Commission or until Rule 144 of the Securities Act is available to the holders of registrable securities purchased in the 2014 Private Placement and the 2015 Private Placements with respect to all of their shares, whichever is earlier. We will pay all costs and expenses incurred by us in complying with our obligations to file registration statements pursuant to the registration rights agreement.

Transfer Agent and Registrar

VStock is the transfer agent and registrar for our common stock.

Quotation of Securities

Our common stock is presently traded on the OTCQB Market under the ticker symbol of “GRWG”.

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SELLING STOCKHOLDERS

The following table sets forth information as of the date of this prospectus, to our knowledge, about the beneficial ownership of our common stock by the selling stockholders both before and immediately after the offering.

All of the selling stockholders received their securities in: (i) our formation, (ii) 2014 Private Placement; (iii) the 2015 Private Placements; and/or (iv) the April 2016 Private Placement. We believe that the selling stockholders have sole voting and investment power with respect to all of the shares of common stock beneficially owned by them unless otherwise indicated. We believe that all securities purchased by broker-dealers or affiliates of broker-dealers were purchased by such persons and entities in the ordinary course of business and at the time of purchase, such purchasers did not have any agreements or understandings, directly or indirectly, with any person to distribute such securities.

The percent of beneficial ownership for the selling stockholders is based on 14,511,406 shares of common stock outstanding as of the date of this prospectus. Warrants to purchase shares of our common stock held by certain investors that are currently exercisable or exercisable within 60 days of the date of this prospectus are considered outstanding and beneficially owned by such investors for the purpose of computing the percentage ownership of their respective percentage ownership but are not treated as outstanding for the purpose of computing the percentage ownership of any other stockholder.

Unless otherwise stated below, to our knowledge, none of the selling stockholders has had a material relationship with us other than as a stockholder at any time within the past three years or has ever been one of our officers or directors.

Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares of our common stock as to which a stockholder has sole or shared voting power or investment power, and also any shares of our common stock which the stockholder has the right to acquire within 60 days, including upon exercise of warrants to purchase shares of our common stock.

The shares of common stock being offered pursuant to this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling stockholders. After the date of effectiveness, the selling stockholders may have sold or transferred, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of their common stock.

34

Information about the selling stockholders may change over time. Since August 15, 2016, a number of selling stockholders have exercised a certain number of warrants and/or sold a certain number of shares registered hereunder. The share information contained in the below table has not been updated to reflect such changes and such information is presented herein without giving to such exercises and/or sales, and is accurate as of the date of August 15, 2016, the date of our Prospectus, prior to any such exercises and/or sales.

	Shares Beneficially				Shares Beneficially
	Owned as of the date of			Shares	Owned After the
	this Prospectus(1)			Offered by	Offering(1)(2)
Name of Selling Stockholder	Number Shares	Warrants	Percent	this Prospectus(1)(3)	Number	Percent
Darryl H. Aarons	50,000		0.34%	50,000	0	0
Aiello Family Trust (4)	50,000		0.34%	50,000	0	0
Jan Arnett	50,000		0.34%	50,000	0	0
Clifford Berger	50,000		0.34%	50,000	0	0
David Cohen	100,000		0.69%	100,000	0	0
William B. Deakins	100,000		0.69%	100,000	0	0
Vivek R. Dave	50,000		0.34%	50,000	0	0
Shawn German	50,000		0.34%	50,000	0	0
Kelly John Frederick	50,000		0.34%	50,000	0	0
Kurt Hughes	50,000		0.34%	50,000	0	0
Jody Kane (5)	50,000		0.34%	50,000	0	0
Jonathan Lichter	50,000		0.34%	50,000	0	0
Kevin F. McGrath	175,000	50,000	1.55%	225,000	0	0
Myron Perlstein	50,000		0.34%	50,000	0	0
Jonathan Rahn	50,000		0.34%	50,000	0	0
Steven Rosen	50,000		0.34%	50,000	0	0
Steven Salaman	100,000		0.69%	100,000	0	0
John Maher	100,000		0.69%	100,000	0	0
Barbara Lampert	50,000		0.34%	50,000	0	0
Mark Berger	75,000		0.52%	75,000	0	0
Robert Ayerle	265,000	265,000	3.65%	530,000	0	0
Stephen Siegel	265,000	265,000	3.65%	530,000	0	0
Robert Donnelly	265,000	265,000	3.65%	530,000	0	0
Steven and Kathleen Salvo	50,000	50,000	0.69%	100,000	0	0
David Patterson	50,000	50,000	0.69%	100,000	0	0
Neil Druks	100,000	100,000	1.38%	200,000	0	0
Ben Nickolls	125,000	125,000	1.72%	250,000	0	0
John Nickoll Martial Trust (6)	205,000	205,000	2.83%	410,000	0	0
Rocco Basile	50,000	50,000	0.69%	100,000	0	0
Daniel Waldman	142,858	142,858	1.97%	285,716	0	0
Christine Armstrong	70,000	70,000	0.96%	140,000	0	0
Brett Nesland	100,000	100,000	1.38%	200,000	0	0
Don Stangel	100,000	100,000	1.38%	200,000	0	0
Roger Lobo	35,714	35,714	0.40%	71,428	0	0
Dan Allen	50,000	50,000	0.69%	100,000	0	0
Robert Yosaitis	214,286	214,286	2.95%	428,572	0	0
Ron Rech	100,000	100,000	1.38%	200,000	0	0
Ray Klein	71,429	71,429	0.98%	142,858	0	0
JJS Associates, LP (7)	100,000	100,000	1.38%	200,000	0	0
Mitchell Baruchowitz	20,000	20,000	0.28%	40,000	0	0
Andrew Fox	35,714	35,714	0.49%	71,428	0	0
Don Stangle	267,857	267,857	3.69%	535,714	0	0
Robert Prag	75,000	75,000	1.03%	150,000	0	0
Brett Nesland	60,000	60,000	0.83%	120,000	0	0
Paul Ciasullo	75,000	75,000	1.03%	150,000	0	0
David Moss	70,000	70,000	0.96%	140,000	0	0
Good Harvest Investment LLC (8)	142,857	142,857	1.97%	285,714	0	0
William Deakins	50,000	50,000	0.69%	100,000	0	0
Jim Czirr	50,000	50,000	0.69%	100,000	0	0
Stephen Aiello	50,000	50,000	0.69%	100,000	0	0
Allon Rosin	50,000	50,000	0.69%	100,000	0	0
Total	4,655,715	3,355,715	55.21%	8,011,430	0	0

(1) Share numbers include shares underlying warrants held by the selling stockholder.

35

(2) Assumes the sale of all shares offered pursuant to this prospectus.

(3) Share numbers include shares of common stock issuable upon exercise of options that are exercisable within sixty days of August 15, 2016.

(4) The person having voting, dispositive or investment powers over Aiello Family Trust is Steven Aiello, who is a Director of the Company.

(5) Jody Kane is a Director of the Company. 50,000 shares listed in the table were owned by Mr. Kane as of the date the original Registration Statement was filed. During December 2016, Mr. Kane sold a total of 40,000 shares of common stock on the open market.

(6) The person having voting, dispositive or investment powers over John Nickoll Martial Trust is John Nickoll.

(7) The person having voting, dispositive or investment powers over JJS Associates, LP is Trideer, LLC, General Partner, of which Jason Hirsch is the control person.

(8) The person having voting, dispositive or investment powers over Good Harvest investment LLC is William Freas.

PLAN OF DISTRIBUTION

The selling stockholders, which term as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

36

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	privately negotiated transactions;

●	short sales;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus; provided, however, that prior to any such transfer the following information (or such other information as may be required by the federal securities laws from time to time) with respect to each such selling beneficial owner must be added to the prospectus by way of a prospectus supplement or post-effective amendment, as appropriate: (1) the name of the selling beneficial owner; (2) any material relationship the selling beneficial owner has had within the past three years with us or any of our predecessors or affiliates; (3) the amount of securities of the class owned by such beneficial owner before the offering; (4) the amount to be offered for the beneficial owner’s account; and (5) the amount and (if one percent or more) the percentage of the class to be owned by such beneficial owner after the offering is complete.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering, provided, however, we will receive proceeds from the exercise of the warrants held by certain investors.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

37

The selling stockholders and any underwriters, broker-dealers or agents, or their affiliates, that participate in the sale of the common stock or interests therein are “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

The maximum amount of compensation to be received by any FINRA member or independent broker-dealer for the sale of any securities registered under this prospectus will not be greater than 8.0% of the gross proceeds from the sale of such securities.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

We received approval from the OTCQB Market to trade our common stock under the ticker symbol of “GRWG” as of October 19, 2016, and commenced trading on November 11, 2016. There is currently limited trading volume for our common stock and there is no guarantee that any sustained trading market will develop in the future.

Future sales of substantial amounts of our shares in the public market could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

Holders

As of the date of this prospectus, there are 80 record holders of our common stock.

LEGAL MATTERS

Robinson & Cole, LLP, 1055 Washington Boulevard, Stamford, CT 06901 has acted as our counsel in connection with the preparation of this prospectus. The  law firm of Andrew I. Telsey, P.C., 12835 E. Arapahoe Road, Suite I-803, Centennial, CO 80112 has acted as our special counsel in connection with the issuance of an opinion relating to the validity of the securities offered in this prospectus.

38

EXPERTS

The consolidated financial statements of GrowGeneration Corp. appearing in this prospectus and related registration statement have been audited by Connolly Grady & Cha, LLP, an independent registered public accounting firm, as set forth in their report thereon and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified to the fullest extent permitted under Colorado law. We may also purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a capacity, and such a policy may be obtained by us in the future.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read and copy all or any portion of the registration statement without charge at the office of the SEC at the Public Reference Room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the Public Reference Section of the SEC at such address. In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

Contemporaneously with the effectiveness of the registration statement of which this prospectus is a part, we will become subject to the information and periodic reporting requirements of the Exchange Act and, accordingly, will file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, and other information with the Securities and Exchange Commission. You will be able to inspect and copy such periodic reports, and other information at the SEC’s public reference room, and the web site of the SEC referred to above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(1) Current Report on Form 8-K, filed with the SEC on February 1, 2017;

(2) Current Report on Form 8-K, filed with the SEC on February 14, 2017;

(3) Current Report on Form 8-K, filed with the SEC on February 15, 2017;

(4) Current Report on Form 8-K, filed with the SEC on March 14, 2017;

(5) Current Report on Form 8-K, filed with the SEC on March 16, 2017;

(6) Annual Report on Form 10-K for year ended December 31, 2016, filed with the SEC on March 31, 2017;

(7) Current Report on Form 8-K, filed with the SEC on April 3, 2017;

(8) Current Report on Form 8-K, filed with the SEC on April 5, 2017;

(9) Current Report on Form 8-K, filed with the SEC on April 14, 2017;

(10) Current Report on Form 8-K, filed with the SEC on April 18, 2017;

(11) Amendment to Current Report on Form 8-K, filed with the SEC on April 19, 2017;

(12) Current Report on Form 8-K, filed with the SEC on April 26, 2017;

(13) Quarterly Report on Form 10-Q for the period ended March 31, 2017, filed with the SEC on May 15, 2017;

(14) Current Report on Form 8-K, filed with the SEC on May 16, 2017;

(15) Current Report on Form 8-K, filed with the SEC on May 19, 2017;

(16) Current Report on Form 8-K, filed with the SEC on May 22, 2017;

(17) Current Report on Form 8-K, filed with the SEC on May 23, 2017; and

(18) Current Report on Form 8-K, filed with the SEC on June 6, 2017.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

39

GrowGeneration Corp and Subsidiary

Consolidated Financial Statements

March 31, 2017

(Unaudited)

F-1

GROWGENERATION CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

	March 31, 2017	December 31, 2016
	Unaudited	Audited
ASSETS
Current assets:
Cash	$1,324,221	$606,644
Accounts receivable, net of allowance for doubtful accounts of $47,829 at March 31, 2017 and December 31, 2016	507,582	391,235
Inventory	3,517,440	2,574,438
Prepaid expenses and other current assets	31,765	35,256
Total current assets	5,381,008	3,607,573

Property and equipment, net	653,260	549,854
Intangible assets, net	5,833	-
Goodwill	493,000	243,000
Other assets	65,704	42,526
TOTAL ASSETS	$6,598,805	$4,442,953

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$813,957	$535,913
Payroll and payroll tax liabilities	97,333	77,068
Customer deposits	19,340	51,672
Sales tax payable	65,884	46,942
Short term borrowings	130,797	107,880
Current portion of long term debt	23,443	23,443
Total current liabilities	1,150,754	842,918

Long term debt, net of current portion	35,931	41,726
Total liabilities	1,186,685	884,644

Commitments and contingencies

Stockholders’ Equity:
Common stock; $.001 par value; 100,000,000 shares authorized; 13,386,406 and 11,742,834 shares issued and outstanding 2017 and 2016	13,386	11,743
Additional paid-in capital	6,831,698	4,696,221
Accumulated deficit	(1,432,964)	(1,149,655)
Total stockholders’ equity	5,412,120	3,558,309
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,598,805	$4,442,953

See Notes to the Unaudited Consolidated Financial Statements.

F-2

GROWGENERATION CORPORATION AND SUBSIDIARIES

 CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	For the Three Months Ended March 31,
	2017	2016

Sales	$2,583,925	$1,541,599
Cost of sales	1,903,065	1,049,900
Gross Profit	680,860	491,699

Operating expenses:
General and administrative expenses	525,879	288,569
Salaries and related expenses	437,139	281,421
Total operating expenses	963,018	569,990

Loss from operations	(282,158)	(78,291)

Other income (expense):
Interest expense	(1,151)	(553)
Total non-operating expense, net	(1,151)	(553)

Net Loss	$(283,309)	$(78,844)

Net loss per share, basic and diluted	$(.02)	$(.01)

Weighted average shares outstanding – basic and diluted	12,115,322	8,972,889

See Notes to the Unaudited Financial Statements.

F-3

GROWGENERATION CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	For the Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net loss	$(283,309)	$(78,844)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for doubtful accounts receivable	-	279
Depreciation and amortization	20,522	9,902
Stock-based compensation expense	77,000	86,333
Inventory valuation reserve	-	(9,873)
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(116,347)	(76,859)
Inventory	(943,002)	(574,399)
Prepaid expenses and other assets	(19,687)	6,254
Increase (decrease) in:
Accounts payable	280,145	303,760
Payroll and payroll tax liabilities	20,265	13,363
Customer deposits	(32,332)	6,924
Sales tax payable	18,942	9,009
Net cash used in operating activities	(977,803)	(304,151)
Cash flows from investing activities:
Purchase of furniture and equipment	(123,648)	(129,239)
Purchase of intangibles	(256,113)	-
Net cash used in investing activities	(379,761)	(129,239)
Cash flows from financing activities:
Principal payments on long term debt	(5,794)	(1,860)
Proceeds from short term financing	20,815	35,636
Proceeds from long term debt	-	28,527
Proceeds from the sale of common stock and warrants, net of expenses	2,060,120	322,000
Net cash provided by financing activities	2,075,141	384,303
Net increase (decrease) in cash	717,577	(49,087)
Cash at the beginning of period	606,644	699,417
Cash at the end of period	$1,324,221	$650,330

Supplemental disclosures of cash flow information:
Cash paid for interest	$1,151	$553
Taxes paid	-	$800

See Notes to the Unaudited Financial Statements.

F-4

GrowGeneration Corporation and Subsidiaries

Notes to the Unaudited Consolidated Financial Statements

March 31, 2017

1.	NATURE OF OPERATIONS

GrowGeneration Corp. (the “Company”) was incorporated on March 6, 2014 in Colorado under the name of EasyLife Corp. and changed its name to GrowGeneration Corp. It maintains its principal office in Denver, Colorado.

The Company is engaged in the business of owning and operating retail hydroponic stores through its wholly owned subsidiaries, GrowGeneration Pueblo Corp, GrowGeneration California Corp, GrowGeneration Nevada Corp, GrowGeneration Washington Corp, and GGen Distribution Corp. The Company commenced operation with the purchase of four retail hydroponic stores in Pueblo and Canon City, Colorado on May 30, 2014. The Company currently owns and operates a total of 12 stores and is actively engaged in seeking to acquire additional hydroponic retail stores.

GrowGeneration Washington Corp, formed in February 2017 and GGen Distribution Corp are relatively inactive at March 31, 2017.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The Company’s financial statements are prepared on the accrual method of accounting. The accounting and reporting policies of the Company conform to generally accepted accounting principles (GAAP). The consolidated financial statements of the Company included the accounts of GrowGeneration Pueblo Corp, GrowGeneration California Corp, GrowGeneration Nevada Corp, GrowGeneration Washington Corp and GGen Distribution Corp. All material intercompany accounts, balances and transactions have been eliminated in consolidation.

The various products sold support each other and are interrelated. Management makes significant operating decisions based upon the analysis of the entire Company and financial performance is evaluated on a company-wide basis. Accordingly, the various products sold are aggregated into one reportable operating segment as under guidance in the Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC or “codification”) Topic 28 for segment reporting.

Basis of Presentation - Unaudited Interim Financial Information

The accompanying interim condensed consolidated financial statements are unaudited. In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all of the normal recurring adjustments necessary to present fairly the financial position and results of operations as of and for the periods presented. The interim results are not necessarily indicative of the results to be expected for the full year or any future period.

Certain information and footnote disclosures normally included in the consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The Company believes that the disclosures are adequate to make the interim information presented not misleading. These consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and the notes thereto included in the Company’s Report on Form 10-K filed on March 31, 2017 for the years ended December 31, 2016 and 2015.

Use of Estimates

Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported revenues and expenses during the reporting period. Actual results could vary from the estimates that were used.

F-5

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

The Company accounts for income taxes in accordance with FASB ACS 740, Income Taxes, which requires the recognition of deferred income taxes for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences related principally to depreciation of property and equipment, reserve for obsolete inventory and bad debt. Deferred tax assets and liabilities represent the future tax consequence for those differences, which will either be deductible or taxable when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income. Valuation allowances are established to reduce deferred tax assets to the amount expected to be realized.

The Company adopted the provisions of FASB ACS 740-10-25, which prescribes a recognition threshold and measurement attribute for the recognition and measurement of tax positions taken or expected to be taken in income tax returns. FASB ASC 740-10-25 also provides guidance on recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, and accounting for interest and penalties associated with tax positions. The Company’s tax returns are subject to tax examinations by U.S. federal and state authorities until respective statute of limitation. Currently, the 2016, 2015 and 2014 tax years are open and subject to examination by taxing authorities. However, the Company is not currently under audit nor has the Company been contacted by any of the taxing authorities. The Company does not have any accrual for uncertain tax positions as of March 31, 2017. It is not anticipated that unrecognized tax benefits would significantly increase or decrease within 12 months of the reporting date.

3.	RECENT ACCOUNTING PRONOUNCEMENTS

In May 2014, the FASB issued guidance creating the ASC Section 606, “Revenue from Contracts with Customers”.  The new section will replace Section 605, “Revenue Recognition” and creates modifications to various other revenue accounting standards for specialized transactions and industries.  The section is intended to conform revenue accounting principles with a concurrently issued International Financial Reporting Standards with previously differing treatment between United States practice and those of much of the rest of the world, as well as, to enhance disclosures related to disaggregated revenue information.  The updated guidance was effective for annual reporting periods beginning on or after December 15, 2016, and interim periods within those annual periods. On July 9, 2015, the FASB approved a one year delay of the effective date. The Company will now adopt the new provisions of this accounting standard at the beginning of fiscal year 2018.

In July 2015, the FASB issued ASU 2015-11, “Simplifying the Measurement of Inventory.” Under this ASU, inventory will be measured at the “lower of cost and net realizable value” and options that currently exist for “market value” will be eliminated. The ASU defines net realizable value as the “estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation.” No other changes were made to the current guidance on inventory measurement. ASU 2015-11 is effective for interim and annual periods beginning after December 15, 2016. Management is evaluating the provisions of this statement and has not determined what impact the adoption of ASU 2015-11 will have on the Company’s financial position or results of operations.

In November 2015, the FASB issued ASU No. 2015-17, “Balance Sheet Classification of Deferred Taxes”. The new guidance eliminates the requirement to separate deferred income tax liabilities and assets into current and noncurrent amounts. The amendments will require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The updated guidance will be effective for fiscal years beginning after December 15, 2016, including interim periods within those annual periods. The Company is in the process of evaluating this guidance.

F-6

3.	RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

In January 2016, the FASB issued Accounting Standards Update No. 2016-01, Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”), which requires that (i) all equity investments, other than equity-method investments, in unconsolidated entities generally be measured at fair value through earnings and (ii) when the fair value option has been elected for financial liabilities, changes in fair value due to instrument-specific credit risk will be recognized separately in other comprehensive income. Additionally, the ASU 2016-01 changes the disclosure requirements for financial instruments. The new standard will be effective for the Company starting in the first quarter of fiscal 2019. Early adoption is permitted for certain provisions. The Company is in the process of determining the effects the adoption will have on its consolidated financial statements as well as whether to adopt certain provisions early.

In February 2016, the FASB issued new guidance related to leases that outlines a comprehensive lease accounting model and supersedes the current lease guidance. The new guidance requires lessees to recognize lease liabilities and corresponding right-of-use assets for all leases with lease terms of great than 12 months. It also changes the definition of a lease and expands the disclosure requirements of lease arrangements. The new guidance must be adopted using the modified retrospective approach and will be effective for the Company starting in the first quarter of fiscal 2019. Early adoption is permitted. The Company is in the process of determining the effects the adoption will have on its consolidated financial statements as well as whether to adopt the new guidance early.

In March 2016, the FASB issued Accounting Standards Update 2016-09, Improvements to Employee Share-Based Payment Accounting (‘ASU 2016-09”), which amends ASC Topic 718, Compensation – Stock Compensation. ASU 2016-09 includes provisions intended to simplify various aspects related to how share-based payments are accounted for and presented in the financial statements. ASU 2016-09 is effective for public entities for annual reporting periods beginning after December 15, 2016, and interim periods within that reporting period. Early adoption is permitted in any interim or annual period, with any adjustments reflected as of the beginning of the fiscal year of adoption. The Company is evaluating the impact of this standard on its financial statements.

4.	LEASE COMMITMENTS

The Company leases its store facilities under operating leases ranging from $950 to $6,887 per month. The following is a schedule of future minimum rental payments required under the term of the operating leases as of March 31, 2017:

Twelve Months Ending March 31,	Amount
2018	$497,868
2019	479,995
2020	409,221
2021	357,802
2021	303,529
Thereafter	27,799
$2,076,214

Rent expense under all operating leases for the three months ending March 31, 2017 and 2016 was $118,968 and $59,959, respectively.

5.	OTHER COMMITMENTS

Effective May 2014, the Company entered into employment agreements with its CEO and President. The agreements require payment of monthly wages and benefits.

F-7

6.	SHORT TERM DEBT-LONG-TERM DEBT

Short term debt at March 31, 2017 and December 31, 2016 is comprised of balances owed on credit cards used for vendor purchase.

	March 31,	December 31,
	2016	2017
Long term debt is as follows:

8.0%, Hitachi Capital, payable $631.13 monthly beginning September 2015 through August 2019, secured by delivery equipment with a book value of $24,910	$16,592	$18,133

3.5%, Wells Fargo Equipment Finance, payable $518.96 monthly beginning April 2016 through March 2021, secured by warehouse equipment with a book value of $25,437	23,213	24,559

10.926%, RMT Equipment, payable 1154.79 monthly beginning June 2016 through October 2018, secured by delivery equipment with a book value of $31,130	19,569	22,477
	$59,374	$65,169
Less Current Maturities	(23,443)	(23,443)
Total Long-Term Debt	$35,931	$41,726

Future Debt Maturities – A schedule of expected debt payments and the portion allocated to principal follows:

Twelve Months Ending March 31	Total Payment	Allocated to Principal
2018	$27,779	$24,443
2019	21,140	19,833
2020	9,383	8,994
2021	6,229	6,104
2022	-	-
	$64,531	$59,374

Interest expense for the three months ended March 31, 2017 and 2016 was $1,151 and $553, respectively.

7.	STOCK OPTIONS

On March 6, 2014, the Company’s Board of Directors (the “Board”) and majority stockholders approved the 2014 Equity Incentive Plan pursuant to which the Company may grant incentive and non-statutory options to employees, nonemployee members of the Board, consultants and other independent advisors who provide services to the Company. The maximum shares of common stock which may be issued over the term of the plan shall not exceed 2,500,000 shares. Awards under the plan are made by the Board or a committee of the Board. Options under the plan are to be issued at the market price of the stock on the day of the grant except to those issued to holders of 10% or more of the Company’s common stock which is required to be issued at a price not less than 110% of the fair market value on the day of the grant. Each option is exercisable at such time or times, during such period and for such numbers of shares shall be determined by the plan administrator. However, no option shall have a term in excess of 5 years from the date of grant.

On March 6, 2014, the Company issued 650,000 options to its CEO, Darren Lampert, 400,000 options to its CFO, Irwin Lampert, 400,000 options to its President, Michael Salaman and 200,000 options to its COO, Jason Dawson, exercisable at prices between $.60 and $.66 cents per share. On May 12, 2014, the Company issued 50,000 options to its director, Jody Kane and on May 14, 2014, the Company issued 50,000 options to its director, Stephen Aiello, exercisable at prices between $.60 and $.66 cents per share. On July 7, 2014, the Company issued 100,000 options to 8 of its employees, exercisable at prices between $.60 and $.66 cents per share. On April 15, 2015, the Company issued 10,000 options to sales consultant Duane Nunez. On October 8, 2015, the Company issued 25,000 options to sales consultant Troy Sowers. The options vest 1/3 immediately, 1/3 one year after date of issuance and 1/3 two years after date of issuance. Compensation expense recorded for the three months ended March 31, 2017 and 2016 was $0 and $86,333, respectively.

F-8

7.	STOCK OPTIONS (Continued)

As of March 31, 2017, there were 1,872,000 options issued and outstanding under the plan.

Expected volatility	141.26%
Expected dividends	0.00
Expected term	3 years
Risk-free rate	2.0%

A summary of option activity as of March 31, 2017:

Options	Shares	Weight - Average Exercise Price	Weighted - Average Remaining Contractual Term
Outstanding at December 31, 2016	1,872,000	$0.62	3 years
Granted	-	-
Exercised	-	-
Forfeited or expired	-	-
Outstanding at March 31, 2017	1,872,000	$0.62	3 years

8.	STOCK PURCHASE WARRANTS

During the three months ended March 31, 2017, the Company granted 825,000 warrants to investors in a private placement and 100,000 warrants to an advisor pursuant to certain advisor agreement. These warrants are exercisable for a period of five years with an exercise price of $2.75.

A summary of the status of the Company’s outstanding stock warrants as of March 31, 2017 is as follows:

	Warrants	Weighted - Average Exercise Price

Outstanding December 31, 2016	3,885,729	$0.70

Granted	825,000	2.75
Exercised	(718,572)	0.70
Forfeited	-	-
Outstanding March 31, 2017	3,992,157	$1.16

9.	STOCKHOLDERS’ EQUITY

Common Stock

The Company’s current Certificate of Incorporation authorizes the Company to issued 100,000,000 shares of common stock, par value $0.001 per share. As of March 31, 2017, there were 13,386,406 shares of common stock outstanding. The number of shares of common stock outstanding as of March 31, 2017 does not include (i) 3,992,157 shares of common stock issuable upon the exercise of warrants; (ii) shares of our common stock issuable upon the exercise of 1,872,000 outstanding stock options.

F-9

10.	EARNINGS PER SHARE

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding plus the number of shares of common stock that would be issued assuming exercise or conversion of all potentially dilutive shares of common stock. Potentially dilutive securities are excluded from the calculation when their effect would be anti-dilutive. For all periods presented in the consolidated financial statements, all potentially dilutive securities have been excluded from the diluted share calculations as they were anti-dilutive as a result of the net losses incurred for the respective periods. Accordingly, basic shares equal diluted shares for all periods presented.

The following table sets forth the composition of the weighted average shares (denominator) used in the basic and dilutive earnings per share computation for the three months ended March 31, 2017 and 2016:

	Three Months Ended March 31,
	2016	2015
Net Loss	$(283,309)	$(78,844)
Weighted average shares outstanding	12,115,322	8,972,889
Effect of dilutive common stock equivalents	-	-
Adjusted weighted average shares outstanding	12,115,322	8,972,889
Basic and dilutive loss per share	$(.02)	$(.01)

Potentially dilutive securities were comprised of the following:

	Three Months Ended March 31,
	2017	2016
Warrants	3,992,157	3,067,801
Options	1,872,000	1,885,000
	5,864,157	4,952,801

11.	ASSET PURCHASE

In February 2017, the Company entered into an asset purchase agreement for the purchase of a retail hydroponic and garden supply business located in Santa Rosa, CA. The total purchase price was $572,000. The allocation of the purchase price was allocated as follows:

Inventory	$272,000
Fixed assets	50,000
Goodwill	250,000
Total	$572,000

F-10

12.	SUBSEQUENT EVENTS

The Company has evaluated events and transaction occurring subsequent to March 31, 2017 up to the date of this filing of these consolidated financial statements. These statements contain all necessary adjustments and disclosures resulting from that evaluation.

On April 3, 2017, the Company entered into a consulting agreement (the “Consulting Agreement”) with Merida Capital Partners, LP (“Merida”) in connection with a private offering of the Company’s securities in March 2017 in which Merida acted as the lead investor. Pursuant to the Consulting Agreement, Merida was engaged by the Company on a non-exclusive basis to provide services of general business consulting and board oversight to the Company. As consideration for the services to be provided by Merida, the Company agreed to pay Merida (a) a cash fee of $60,000 per annum, payable quarterly, for 3 years; (b) 80,000 shares of the Company’s common stock; and (c) 5 year warrants to purchase 150,000 shares of the Company’s common stock at a price of $2.75 per share. Within 30 business days of the effective date of the Consulting Agreement, the Board of Directors of the Company shall appoint a designee of Merida to the Board, and during the term of the Consulting Agreement shall nominate the designee of Merida for election as a director of the Company in shareholder meetings held for the purpose of electing directors.

On April 10, 2017, the Company entered into a 3-year executive employment agreement with Joe Prinzivalli, pursuant to which Mr. Prinzivalli agreed to provide his services to the Company as Chief Operating Officer. In consideration of the services to be provided by Mr. Prinzivalli under the agreement, the Company agreed to pay Mr. Prinzivalli a salary of $100,000 per annum with a 10% annual raise. The Company also agreed to issue to Mr. Prinzivalli 50,000 shares of common stock as of the date of the agreement, 50,000 shares as of December 31, 2017 and 50,000 shares as of December 31, 2018.

On April 10, 2017, the Company entered into a separation and release agreement (the “Separation Agreement”) with Jason Dawson, pursuant to which the parties agreed to terminate that certain employment agreement under which Mr. Dawson provided his services to the Company as Chief Operating Officer. As of the effective date of the Separation Agreement, Mr. Dawson resigned from the position of Chief Operating Officer of the Company, as well as from any and all positions as an officer of any subsidiary of the Company. As of the same date of the Separation Agreement, the Company and Mr. Dawson also entered into a consulting agreement (the “Consulting Agreement”), pursuant to which Mr. Dawson agreed to provide consulting services to the Company as an independent contractor for a period of six months. In consideration of the services to be provided by Mr. Dawson under the Consulting Agreement, the Company agreed to pay Mr. Dawson an hourly fee of $60 and issue 50,000 shares of common stock to Mr. Dawson as of the date of the agreement.

On April 25, 2017, the Company entered into a commercial lease through its wholly-owned subsidiary, GrowGeneration California Corp., to rent certain premises located in San Bernardino, California, to be effective from May 1, 2017 to May 1, 2020. This premises will be used by the Company to open a new store as part of the Company’s expansion plan. The new store is expected to commence operations in the later part of May 2017.

On May 12, 2017 and May 15, 2017, the Company conducted closings of a private placement of a total of 950,000 units and 25,000 units of the Company’s securities, respectively, to a total of 25 accredited investors. Each unit consists of (i) one share of the Company’s common stock and (ii) one 5-year warrant to purchase one share of common stock at an exercise price of $2.75 per share. As of the date of this filing, the Company raised an aggregate of $1,950,000 gross proceeds in the offering.

F-11

GrowGeneration Corp and Subsidiaries

Consolidated Financial Statements

For the Years Ended December 31, 2016 and 2015

F-12

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

GrowGeneration Corp.

503 N. Main Street – Suite 740

Pueblo, Colorado 81003

We have audited the accompanying consolidated balance sheets of GrowGeneration Corp and Subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GrowGeneration Corp and Subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Certified Public Accountants

Philadelphia, Pennsylvania

March 27, 2017

Member of the American Institute of Certified Public Accountants,

Public Company Accounting Oversight Board, and Pennsylvania Institute of Certified Public Accountants

1608 Walnut Street, Suite 1703, Philadelphia, PA 19103  ●  (215) 732-4580  ●   Fax (215) 735-4584  ●  www.cgcpc.com

F-13

GrowGeneration Corp. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	December 31,
	2016	2015
Assets
Current Assets
Cash and cash equivalents	$606,644	$699,417
Accounts receivable, net of allowance for doubtful accounts of $47,829 and $6,500, respectively	391,235	37,554
Employee advances	10,678	2,950
Inventory	2,574,438	1,311,639
Prepaid expenses	24,578	17,036
Total Current Assets	3,607,573	2,068,596

Property and Equipment, Net	549,854	271,236

Other Assets
Security deposits	42,526	27,230
Goodwill	243,000	243,000
Total Other Assets	285,526	270,230

Total Assets	$4,442,953	$2,610,062

Liabilities and Stockholders’ Equity

Current Liabilities
Current maturities of long-term debt	$23,443	$5,866
Accounts payable	535,913	292,078
Short term borrowings	107,880	56,184
Customer deposits	51,672	18,410
Payroll and payroll tax liabilities	77,068	43,925
Sales taxes payable	46,942	22,093
Total Current Liabilities	842,918	438,556

Long-Term Debt – net of current portion	41,726	18,133

Total Liabilities	884,644	456,689

Stockholders’ Equity
Common stock $.001 par value, 100,000,000 shares authorized: 11,742,834 shares issued and outstanding at December 31, 2016 and 8,967,834 shares issued and outstanding at December 31, 2015	11,743	8,968
Additional paid in capital	4,696,221	2,862,816
Accumulated (deficit)	(1,149,655)	(718,411)
Total Stockholders’ Equity	$3,558,309	$2,153,373

Total Liabilities and Stockholders’ Equity	$4,442,953	$2,610,062

The accompanying notes are an integral part of these audited consolidated financial statements.

F-14

GrowGeneration Corp. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2016	2015
Revenues
Sales	$7,980,471	$3,455,146
Cost of sales	(5,776,194)	(2,351,836)
Gross profit	2,204,277	1,103,310

Expenses
Advertising and promotion	107,744	51,332
Alarm and security	4,677	3,087
Automobile expenses	32,466	14,915
Bad debt	66,828	9,791
Bank service charges	25,167	8,004
Credit card fees	47,286	27,819
Computer and internet expenses	19,452	7,417
Depreciation expense	52,962	16,436
Insurance expense	23,441	10,715
Investor and public relations	8,773
License and permits	8,053	904
Meals and entertainment	42,771	20,839
Office supplies	33,838	15,154
Officers salaries	344,050	252,500
Payroll, payroll tax and benefits	993,024	491,372
Postage and delivery	9,790	1,782
Professional fees	76,226	233,769
Rent expense	306,115	105,269
Repairs and maintenance	16,079	4,520
Stock compensation	98,000	141,983
Stock option compensation	86,333	87,967
Supplies	24,210	10,747
Telephone expense	31,278	13,498
Travel expense	114,512	54,676
Utilities	57,195	33,434
Total Expense	2,630,270	1,617,930

Net (loss) from operations	(425,993)	(514,620)

Other (Expenses)
Start up costs		(11,220)
Interest	(5,251)	(2,916)
Total other (expenses)	(5,251)	(14,136)

Net (Loss) before income tax	(431,244)	(528,756)

Income Tax	-0-	-0-

Net Loss	($431,244)	($528,756)

Loss per common share
Basic	$(.05)	$(.08)
Diluted	$(.05)	$(.08)
Average shares outstanding
Basic	9,153,053	6,563,271
Diluted	9,153,053	6,563,271

The accompanying notes are an integral part of these audited consolidated financial statements.

F-15

GrowGeneration Corp. and Subsidiaries

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

For the Years Ended December 31, 2016 and 2015

			Additional		Total
	Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Capital	(Deficit)	Equity
Balances, December 31, 2014	6,000,000	$6,000	$730,333	$(189,655)	$546,678

Issuance of common stock at $.60 per share	300,000	300	179,700		180,000

Issuance of common stock at $.70 per share	2,465,001	2,465	1,550,486		1,552,951

Warrants issued at $.07 per share			172,550		172,550

Stock option expense			87,967		87,967

Stock compensation at $.70 per share	202,833	203	141,780		141,983

Net (loss)				(528,756)	(528,756)

Balances, December 31, 2015	8,967,834	$8,968	$2,862,816	$(718,411)	$2,153,373

Issuance of common stock at $.70 per share	1,890,714	1,891	996,606		998,497

Warrants issued at $.07 per share			132,350		132,350

Stock option expense			86,333		86,333

Stock compensation at $.70 per share	140,000	140	97,860		98,000

Warrants converted at $.70 per share	694,286	694	485,306		486,000

Stock issued for services	50,000	50	34,950		35,000

Net (loss)				(431,244)	(431,244)

Balances, December 31, 2016	11,742,834	$11,743	$4,696,221	$(1,149,655)	$3,558,309

The accompanying notes are an integral part of theses audited consolidated financial statements.

F-16

GrowGeneration Corp. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2016	2015
Cash Flows from Operating Activities:
Net (loss)	$(431,244)	$(528,756)
Adjustments to reconcile net (loss) to net
cash (used in) operating activities:
Depreciation	52,962	16,436
Bad debt expense	41,526	9,791
Inventory market value reserve	(6,000)	38,500
Stock issued for services	35,000
Stock compensation	184,333	229,950
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(395,208)	(38,647)
Employee advances	(7,728)	(2,950)
Inventory	(1,256,799)	(1,003,855)
Prepaid expenses	(7,542)	(11,166)
Security deposits	(15,296)	(19,140)
Increase (decrease) in:
Accounts payable	243,835	124,313
Customer deposits	33,262	10,160
Payroll and payroll tax liabilities	33,143	26,918
Sales taxes payable	24,849	12,807
Net Cash (Used In) Operating Activities	(1,470,907)	(1,135,639)

Cash Flows from Investing Activities:
Acquisition of furniture and equipment	(331,580)	(253,717)
Net Cash (Used In) Investing Activities	(331,580)	(253,717)

Cash Flows from Financing Activities:
Net proceeds on short term borrowing	51,696	48,714
Net proceeds from long-term debt, net	41,171	23,999
Issuance of common stock	1,616,847	1,905,501
Net Cash Provided by Financing Activities	1,709,714	1,978,214

Net Increase (Decrease) in Cash and Cash Equivalents	(92,773)	588,858

Cash and Cash Equivalents at Beginning of Period	699,417	110,559

Cash and Cash Equivalents at End of Period	$606,644	$699,417

Supplemental Information:
Interest paid during the period	$5,251	$2,916
Taxes paid during the period	$-0-	$-0-

The accompanying notes are an integral part of these audited consolidated financial statements.

F-17

GrowGeneration Corp. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 and 2015

1.	NATURE OF OPERATIONS

GrowGeneration Corp (the “Company”) was incorporated on March 6, 2014 in Colorado under the name of Easylife Corp and changed its name to GrowGeneration Corp. It maintains its principal office in Denver, Colorado.

GrowGeneration Corp is engaged in the business of operating retail hydroponic stores through its wholly owned subsidiaries, GrowGeneration Pueblo Corp, GrowGeneration California Corp, Grow Generation Nevada Corp and Ggen Distribution Corp. The company commenced operations with the purchase of 4 retail hydroponic stores in Pueblo and Canon City, Colorado on May 30, 2014. The Company, currently owns and operates a total of 12 stores and is actively engaged in seeking to acquire additional hydroponic retail stores.

Subsequent Events

The Company has evaluated events and transactions occurring subsequent to December 31, 2016, for items that should potentially be recognized or disclosed in these consolidated financial statements. The evaluation was conducted through March 27, 2017, the date these consolidated financial statements were issued.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

The Company’s financial statements are prepared on the accrual method of accounting. The accounting and reporting policies of the Company conform with generally accepted accounting principles (GAAP). The consolidated financial statements of the Company include the accounts of GrowGeneration Pueblo Corp, Grow Generation California Corp, Grow Generation Nevada Corp, and Ggen Distribution Corp. Intercompany balances and transactions are eliminated in consolidation. Management makes significant operating decisions based upon the analysis of the entire Company and financial performance is evaluated on a company-wide basis. Accordingly, the various products sold are aggregated into one reportable operating segment as under guidance in the Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC or codification”) Topic 280 for segment reporting.

Use of Estimates

Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported revenues and expenses during the reporting period. Actual results could vary from the estimates that were used.

Revenue Recognition

Revenue on product sales is recognized upon delivery or shipment. Customer deposits/layaway sales are not reported as income unit final payment is received and the merchandise is delivered.

F-18

GrowGeneration Corp. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 and 2015

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounts Receivable

Accounts receivable are stated at the amount the Company expects to collect from balances outstanding at year-end. Based on the Company's assessment of the credit history with customers having outstanding balances and current relationships with them. A reserve for uncollectable receivables is established when collection of amounts due is deemed improbable. Indicators of improbable collection include client bankruptcy, client litigation, client cash flow difficulties or ongoing service or billing disputes. Credit is generally extended on a short-term basis thus receivables do not bear interest. At December 31, 2016 and 2015, the Company established an allowance for doubtful accounts of $47,829 and $6,500, respectively.

Property and Equipment

Expenditures for maintenance and repairs are charged against operations. Renewals and betterment that materially extend the life of the asset are capitalized. Depreciation of property and equipment is provided on the straight-line method for financial reporting purposes at rates based on the following estimated useful lives:

Estimated Lives
Vehicle	5 years
Furniture and fixtures	5-7 years
Computers and equipment	3-5 years
Leasehold improvements	10 years

For federal income tax purposes, depreciation is computed using the accelerated cost recovery system and the modified accelerated cost recovery system.

Fair Value of Financial Instruments

The fair value of certain of our financial instruments including cash and cash equivalents, accounts receivable, prepaid assets, employee advances, accounts payable, customer deposits, payroll and payroll tax liabilities, sales tax payable and notes payable approximate their carrying amounts because of the short-term maturity of these instruments.

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC 740, Income Taxes, which requires the recognition of deferred income taxes for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate principally to depreciation of property and equipment, reserve for obsolete inventory and bad debt. Deferred tax assets and liabilities represent the future tax consequence for those differences, which will either be deductible or taxable when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income. Valuation allowances are established to reduce deferred tax assets to the amount expected to be realized.

F-19

GrowGeneration Corp. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 and 2015

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company adopted the provisions of FASB ASC 740-10-25, which prescribes a recognition threshold and measurement attribute for the recognition and measurement of tax positions taken or expected to be taken in income tax returns. FASB ASC 740-10-25 also provides guidance on de-recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, and accounting for interest and penalties associated with tax positions. The Company’s tax returns are subject to tax examinations by U.S. federal and state authorities until respective statute of limitation. Currently, the 2016, 2015, and 2014 tax years are open and subject to examination by taxing authorities. However, the Company is not currently under audit nor has the Company been contacted by any of the taxing authorities. The Company does not have any accruals for uncertain tax positions as of December 31, 2016. It is not anticipated that unrecognized tax benefits would significantly increase or decrease within 12 months of the reporting date.

Presentation of Sales Taxes

The Company is required to collect sales tax for the State of Colorado, State of California, City of Pueblo, City of Canon City, City of Colorado Springs, Pueblo County, Fremont County, Jefferson County, El Paso County, City & County of Denver, and City of Santa Rosa; ranging from 3.9% to 8.25% on the Company's sales to nonexempt customers. The Company collects that sales tax from customers and remits the entire amount to the corresponding taxing authorities. The Company's accounting policy is to exclude the tax collected and remitted from revenue and cost of sales.

Advertising

The Company expenses all advertising and promotional costs when incurred. Advertising and promotional expenses for the years ended December 31, 2016 and 2015 amounted to $107,744 and $51,332, respectively.

Freight and Shipping

It is the Company's policy to classify freight and shipping costs as part of cost of sales. Total freight and shipping costs for the years ended December 31, 2016 and 2015 was $66,856 and $35,836, respectively.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all unrestricted highly liquid investments with an original maturity of three months or less to be cash equivalents.

Concentration of Risk

Financial instruments that potentially expose us to concentrations of risk consist primarily of cash and cash equivalents and accounts receivable, which are generally not collateralized. Our policy is to place our cash and cash equivalents with high quality financial institutions, in order to limit the amount of credit exposure. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (FDIC), up to $250,000. At December 31, 2016 and 2015, the Company had $8,332 and $-0-, respectively, in excess of the FDIC insurance limit. The Company generally does not require collateral from its customers, but its credit extension and collection policies include analyzing the financial condition of potential customers, establishing credit limits, monitoring payments, and aggressively pursuing delinquent accounts. The Company maintains allowance for potential credit losses. A significant portion of the Company’s revenues are derived from the sales of products to the purveyors of cannabis products and services.

F-20

GrowGeneration Corp. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 and 2015

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Goodwill

Goodwill represents the excess of acquisition costs over the fair value of net tangible and intangible assets acquired in connection with an acquisition. The Company accounts for goodwill in accordance with the provisions of FASB Accounting Standards Update (ASU) 2014-02, Intangibles – Goodwill and Other (Topic 350) Accounting for Goodwill. In accordance with FASB ASC Topic 350 for Intangibles – Goodwill and Other, goodwill is not amortized but is reviewed for potential impairment on an annual basis, or if events or circumstances indicate a potential impairment, at the reporting unit level. The Company’s review for impairment includes an assessment of qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value, including goodwill. If it is determined that it is more likely than not that the fair value of a reporting unit is less than its carrying value, including goodwill, the first step of the two-step quantitative goodwill impairment test is performed, which compares the fair value of the reporting unit with its carrying amounts, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired. However, if the carrying amount of the reporting unit exceeds its fair value, an additional procedures must be performed. That additional procedure compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. An impairment loss is recorded to the extent that the carrying amount of goodwill exceeds its implied fair value. The carrying value of goodwill is tested for impairment annually or more frequently if circumstances indicate that impairment may have occurred.

Inventory

Inventory consists primarily of gardening supplies and materials and is recorded at the lower of cost (first-in, first-out method) or market.

Earnings (Loss) Per Share

The Company computes net earnings (loss) per share under Accounting Standards Codification subtopic 260-10, “Earnings Per Share” (“ASC 260-10”). Basic earnings or loss per share (“EPS”) is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income (loss) by the weighted-average of all potentially dilutive shares of common stock that were outstanding during the periods presented.

F-21

GrowGeneration Corp. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 and 2015

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The treasury stock method is used in calculating diluted EPS for potentially dilutive stock options and share purchase warrants, which assumes that any proceeds received from the exercise of in-the-money stock options and share purchase warrants, would be used to purchase common shares at the average market price for the period.

Stock Based Compensation

The Company accounts for stock-based compensation issued to employees, and where appropriate, non-employees, at fair value. Under fair value provisions, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the appropriate vesting period using the straight-line method. The amount of stock-based compensation recognized at any date must at least equal the portion of the grant date fair value of the award that is vested at that date and as a result it may be necessary to recognize the expense using a ratable method. Determining the fair value of stock-based awards at the date of grant requires judgment, including estimating the expected term of the stock options and the expected volatility of the Company’s stock. In addition, judgment is required in estimating the amount of stock-based awards that are expected to be forfeited. If actual results differ significantly from these estimates or different key assumptions were used, it could have a material effect on the Company’s consolidated financial statements.

3.	RECENT ACCOUNTING PRONOUNCEMENTS

In May 2016, accounting guidance was issued to clarify the not yet effective revenue recognition guidance issued in May 2014. This additional guidance does not change the core principle of the revenue recognition guidance issued in May 2014, rather, it provides clarification of accounting for collections of sales taxes as well as recognition of revenue (i) associated with contract modifications, (ii) for noncash consideration, and (iii) based on the collectability of the consideration from the customer. The guidance also specifies when a contract should be considered “completed” for purposes of applying the transition guidance. The effective date and transition requirements for this guidance are the same as the effective date and transition requirements for the guidance previously issued in 2014, which is effective for interim and annual periods beginning on or after December 15, 2017. The Company has not yet determined the impact that this new guidance will have on its consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The amendments in this update change existing guidance related to accounting for employee share-based payments affecting the income tax consequences of awards, classification of awards as equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for annual reporting periods beginning after December 15, 2016, including interim periods within those annual periods, with early adoption permitted. The Company is currently evaluating the potential impact of the adoption of this standard.

F-22

GrowGeneration Corp. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 and 2015

3.	RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability on the consolidated balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the consolidated income statement. ASU 2016-02 is effective for annual periods beginning after December 15, 2018, including interim periods within those annual periods, with early adoption permitted. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is currently evaluating the potential impact of the adoption of this standard.

In January 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities. The amendments in this update revise the accounting related to the classification and measurement of investments in equity securities and the presentation of certain fair value changes for financial liabilities measured at fair value. The amendments are effective for annual reporting periods after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the potential impact of the adoption of this standard.

In April 2015, the FASB issued ASU 2015-03, Interest- Imputation of Interest (Subtopic 835-30). This guidance is to simplify the presentation of debt issuance costs by recognizing a debt liability in the balance sheet as a direct deduction from that debt liability consistent with the presentation of a debt discount. The amendments in this update are effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. The Company has adopted this standard and the adoption did not have a material impact on the Company’s financial position.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which is intended to define management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable) and to provide related footnote disclosures. The ASU provides guidance to an organization’s management, with principles and definitions that are intended to reduce diversity in the timing and content of disclosures that are commonly provided by organizations today in the financial statement footnotes. The ASU is effective for annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016, which for the Company is April 1, 2017. Early adoption is permitted. The adoption of this standard will not have a material impact on the Company’s financial position or results of operations. The amendments also clarify that the guidance in Topic 275, Risks and Uncertainties, is applicable to entities that have not commenced planned principal operations. The central feature of the guidance on disclosure requirements is that required disclosures are limited to matters significant to a particular entity. The disclosures focus primarily on risks and uncertainties that could significantly affect the amounts reported in the financial statements in the near term or the near-term functioning of the reporting entity.

F-23

GrowGeneration Corp. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 and 2015

3.	RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

Other Accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

4.	PREMISES AND EQUIPMENT

Premises and equipment at December 31, 2016 and 2015 consists of the following:

	December 31,
	2016	2015
Vehicle	$102,014	$32,191
Leasehold improvements	131,411	55,297
Furniture, fixtures and equipment	389.396	203,753
	622,821	291,241
Accumulated depreciation	(72,967)	(20,005)

	$549,854	$271,236

Depreciation expense amounted to $52,962 and $16,436 for the years ended December 31, 2016 and 2015. respectively.

F-24

GrowGeneration Corp. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 and 2015

5.	INCOME TAXES

The Company is subject to federal and state income taxes.

The Company and subsidiaries file a consolidated federal income tax return. The Company’s consolidated provision for income taxes for the years ended December 31, 2016 and 2015 consists of the following:

	Year Ended	Year Ended
	December 31, 2016	December 31, 2015
Income Tax Expense (benefit)
Current federal tax expense
Federal	$-0-	$-0-
State	-0-	-0-
Deferred tax (benefit)
Federal	$-0-	$-0-
State	-0-	-0-
Total	$-0-	$-0-

The consolidated provision for income taxes for the years ended December 31, 2016 and 2015 differs from that computed by applying federal statutory rates to income before federal income tax expense, as indicated in the following analysis:

	Year Ended	Year
	December 31, 2016	December 31, 2015

Expected federal tax provision (benefit) at 35% rate	$(150,935)	$(185,065)
Surtax exemption	21,562	26,438
Meals and entertainment	6,416	2,724
Valuation allowance	(19,967)	171,493
State income tax	142,924	(15,590)
Total income tax	$-0-	$-0-

Effective tax rate	0.0%	0.0%

A summary of deferred tax assets and liabilities as of December 31, 2016 and 2015 is as follows:

	Year Ended	Year Ended
	December 31, 2016	December 31, 2015
Deferred tax assets:
Reserve for inventory obsolescence	$15,930	$18,008
Reserve for bad debt	16,563	2,251
Stock option compensation	172,797	108,963
Federal tax loss carryforward	258,219	135,562
State tax loss carryforward	39,852	20,923
Less valuation allowance	(398,676)	(235,543)

Total Deferred Tax Asset	104,685	50,164

F-25

GrowGeneration Corp. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 and 2015

5.	INCOME TAXES (Continued)

	Year Ended	Year Ended
	December 31, 2016	December 31, 2015
Deferred tax liabilities:
Accumulated depreciation and amortization	(104,685)	(50,164)
Total deferred tax liabilities	(104,685)	(50,164)

NET DEFERRED TAX	$-0-	$-0-

As of December 31, 2016, the Company had $860,730 federal and state net operating loss carryforwards, which results in a Federal and State deferred tax asset of $298,071, expiring in 2034, 2035 and 2036.

Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. A significant piece of objective negative evidence evaluated was the cumulative loss incurred since inception. Such objective evidence limits the ability to consider other subjective evidence such as our projections for future growth.

On the basis of this evaluation, as of December 31, 2016, a valuation allowance of $398,676 has been recorded to record only the portion of the deferred tax asset that is more likely than not to be realized. The amount of the deferred tax asset considered realizable, however, could be adjusted if estimates of future taxable income during the carryforward period are reduced or increased or if objective negative evidence in the form of cumulative losses is no longer present and additional weight may be given to subjective evidence such as our projections for growth.

6.	LONG-TERM DEBT

Long-term debt is as follows:

December 31, 2016
8.0%, Hitachi Capital, payable $631.13 monthly beginning September 2015 through August 2019, secured by delivery equipment with a book value of $26,059	$18,133

3.5%, Wells Fargo Equipment Finance, payable $518.96 monthly beginning April 2016 through March 2021, secured by warehouse equipment with a book value of $26,150	24,559

10.926%, RMT Equipment, payable $1,154.79 monthly beginning June 2016 through October 2018, secured by delivery equipment with a book value of $33,076	22,477
$65,169

Less Current Maturities	(23,443)
Total Long-Term Debt	$41,726

F-26

GrowGeneration Corp. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 and 2015

6.	LONG-TERM DEBT (Continued)

Future Debt Maturities – A schedule of expected debt payments and the portion allocated to principal follows:

	Total	Allocated to
Year Ending December 31	Payment	Principal
2017	$27,779	$23,443
2018	24,634	23,369
2019	11,277	10,750
2020	6,228	6,058
2021	1,558	1,549
	$71,476	$65,169

Interest expense for the years ended December 31, 2016 and 2015 was $5,251 and $2,916, respectively.

7.	STOCK OPTIONS

On March 6, 2014, the Company’s Board of Directors (the “Board”) approved the 2014 Equity Incentive stock plan pursuant to which the Company may grant incentive and non-statutory options to employees, nonemployee members of the Board, consultants and other independent advisors who provide services to the Corporation. The maximum shares of common stock which may be issued over the term of the plan shall not exceed 2,500,000 shares. Awards under this plan are made by the Board or a committee of the Board. Options under the plan are to be issued at the market price of the stock on the day of the grant except to those issued to holders of 10% or more of the Company’s common stock which is required to be issued at a price not less than 110% of the fair market value on the day of the grant. Each option is exercisable at such time or times, during such period and for such numbers of shares shall be determined by the Plan Administrator. However, no option shall have a term in excess of 5 years from the date of grant.

On March 6, 2014, the Company issued 650,000 options to its CEO, Darren Lampert, issued 400,000 options to its CFO, Irwin Lampert, issued 400,000 options to its President, Michael Salaman and issued 200,000 options to its COO, Jason Dawson exercisable at prices between $.60 and $.66 per share. On May 12, 2014, the Company issued 50,000 options to its director, Jody Kane and on May 14, 2014, the Company issued 50,000 options to its director, Steve Aiello, exercisable at prices between $.60 and $.66 per share. On July 7, 2014, the Company issued 100,000 options to 8 of its employees, exercisable at prices between $.60 and $.66 per share. On April 15, 2015 the Company issued 10,000 options to sales consultant, Duane Nunez and on October 8, 2015 it issued 25,000 options to sales consultant Troy Sower. The options vest 1/3 immediately, 1/3 one year after date of issuance and 1/3 two years after date of issuance. The options vest over a three year period. Compensation expense recorded for the year ended December 31, 2016 was $86,333.

F-27

GrowGeneration Corp. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 and 2015

7.	STOCK OPTIONS (Continued)

Each stock option award is estimated as of the date of grant using a Black-Scholes Merton option valuation model that uses the assumptions noted in the table below. To address the lack of historical volatility data for the Company, expected volatility is based on the volatilities of peer companies. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

As of December 31, 2016, there were 1,872,000 options issued and outstanding under the plan.

Expected volatility	141.26%
Expected dividends	-0-
Expected term	3 years
Risk-free rate	2.0%

A summary of option activity as of December 31, 2016:

Options	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term

Outstanding at January 1, 2016	1,885,000	$.62	3 years
Granted	-0-	-0-
Exercised	-0-	-0-
Forfeited or expired	(13,000)	-0-
Outstanding at December 31, 2016	1,872,000	.62	3 years

A summary of the status of the Company’s nonvested shares as of December 31, 2016 and changes during the period then ended is presented below:

		Weighted-Average
		Grant Date
Nonvested shares	Shares	Fair Value

Nonvested at January 1, 2015	1,233,333	0.14
Granted	35,000	0.14
Vested	(628,334)	0.14
Forfeited	-0-	-0-

Nonvested at January 1, 2016	639,999	0.14
Granted	-0-	-0-
Vested	(626,999)	0.14
Forfeited	(13,000)	-0-

Nonvested at December 31, 2016	-0-	0.14

F-28

GrowGeneration Corp. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 and 2015

8.	STOCK PURCHASE WARRANTS

As of December 31, 2016, the Company granted 2,585,000 warrants to investors in a private placement of common shares. 50,000 warrants were issued to “Placement Agents” for private placement of common stock. These warrants are exercisable for a period of five years with an exercise price of $.70.

A summary of the status of the Company’s outstanding stock warrants as of December 31, 2016 is as follows:

	Weighted	Shares Exercise
	Average	Price
Outstanding January 1, 2016	2,607,801	$.70
Granted	2,635,000	.70
Exercised	(1,357,072)	.70
Forfeited	-0-	-0-
Outstanding December 31, 2016	3,885,729	$.70

As of March 27, 2017, there were a total of 3,167,157 warrants issued and outstanding.

9.	STOCKHOLDERS’ EQUITY

Common Stock

The Company’s current Certificate of Incorporation authorizes it to issue 100,000,000 shares of common stock, par value $0.001 per share. As of December 31, 2016, there were 11,742,834 shares of common stock outstanding. The number of shares of common stock outstanding as of December 31, 2016 does not include (i) 3,885,729 shares of common stock issuable upon the exercise of warrants; (ii) shares of our common stock issuable upon the exercise of 1,872,000 outstanding stock options.

As of March 27, 2017, there were a total of 12,561,406 shares of common stock issued and outstanding.

10.	EARNINGS PER SHARE

The following table sets forth the composition of the weighted average shares (denominator) used in the basic and dilutive earnings per share computation for years ended December 31, 2016 and 2015.

	Year Ended	Year Ended
	December 31, 2016	December 31, 2015

Net (Loss)	$(431,244)	$(528,756)

Weighted average share outstanding basic	9,153,053	6,563,271
Effect of dilutive common stock equivalents Adjusted weighted average shares outstanding – dilutive	9,153,053	6,563,271
Basic (loss) per share	$(.05)	$(.08)
Dilutive (loss) per share	$(.05)	$(.08)

The effect of 1,872,000 stock options and 3,885,729 of warrants outstanding as of December 31, 2016 is antidilutive and therefore not presented in the above table.

11.	LEASE COMMITMENTS

The Company leases its store facilities under operating leases ranging from $900 to $5,600 per month. The following is a schedule of future minimum rental payments required under the terms of the operating leases as of December 31, 2016:

Year Ending December 31	Amount
2017	$476,182
2018	479,089
2019	437,745
2020	369,841
2021	332,937
Thereafter	81,162
$2,176,956

Rent expense under all operating leases for the year ended December 31, 2016 and 2015 was $306,115 and $105,269, respectively.

F-29

GrowGeneration Corp. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 and 2015

12.	OTHER COMMITMENTS

In May 2014, the Company entered into employment agreements with its CEO and President of the Company. The agreements require payment of monthly wages and benefits. These agreements expire May 2017.

13.	SUBSEQUENT EVENTS

On January 30, 2017, the Company entered into a commercial lease to rent certain premises located in Trinidad, Colorado, to be effective from March 1, 2017 to February 28, 2022. This 7,383 square feet premises is used by the Company to open a new store to replace and consolidate its existing 3,000 square feet store in Trinidad as part of the Company’s expansion plan.

On February 1, 2017, the Company entered into a commercial lease to rent certain 12,837 square feet premises located in Denver, Colorado, to be effective from February 1, 2017 to February 1, 2022. The premises is used by the Company to open a new store and as the Company’s principal offices.

On February 1, 2017, the Company’s wholly-owned subsidiary, GrowGeneration California Corp. (“GrowGeneration California”) entered into an asset purchase agreement (“Asset Purchase Agreement”) with an individual to purchase certain assets from the seller in connection with a retail hydroponic and garden supply business located in Santa Rosa, CA. The assets subject to the sale under the Asset Purchase Agreement included inventories, fixed assets, tangible personal property, intangible personal property, receivables and a custom list. In addition to the cash consideration for the purchase of such assets, GrowGeneration California also agreed to make certain cash payments and 25,000 shares of common stock of the Company to the seller contingent on the achievement of revenue goals by the business in 2017, 2018 and 2019. The closing of the asset purchase took place on February 8, 2017. In connection with the purchase of the assets, GrowGeneration California also entered into a commercial lease, to be effective from March 1, 2017 to February 28, 2022, to rent the premises where the business is located. We closed our existing store in Santa Rosa and consolidated it with a new store we opened in the new location.

On March 10, 2017, the Company closed a private placement of a total of 825,000 units of its securities to 4 accredited investors. Each unit consists of (i) one share of the Company’s common stock and (ii) one 5 year warrant to purchase one share of common stock at an exercise price of $2.75 per share. The Company raised an aggregate of $1,650,000 gross proceeds in the offering.

F-30

GROWGENERATION CORP

8,011,430 Shares

Common Stock

PROSPECTUS

June 16, 2017